U.S. BANCORP CENTER

MINNEAPOLIS, MINNESOTA

OFFICE LEASE AGREEMENT

BETWEEN

WELLS REIT – 800 NICOLLETT AVENUE OWNER, LLC, a

Delaware limited liability company

(“LANDLORD”)

AND

PIPER JAFFRAY & CO., a Delaware corporation

(“TENANT”)

i

XXXII. Entire Agreement.	44

ii

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”) is made and entered into as of the 30th day of May, 2012 (the “Effective Date”), by and between WELLS REIT – 800 NICOLLETT AVENUE OWNER, LLC, a Delaware limited liability company (“Landlord”) and PIPER JAFFRAY & CO., a Delaware corporation (“Tenant”).

I.	Basic Lease Information.

A.	“Building” shall mean the building located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and commonly known as U.S. Bancorp Center.

B.	“Rentable Square Footage of the Building” is deemed to be 931,497 square feet.

C.

“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on floors 9, 10 and 12. The “Rentable Square Footage of the Premises” is deemed to be 123,882 square feet. The Premises includes all corridors and restroom facilities located on floors 9, 10 and 12. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured unless the Landlord physically expands the Building.

D.	“Rent Commencement Date” means June 1, 2014.

E.	“Base Rent”:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
6/1/14 – 5/31/15	$15.95*	$1,975,917.90*	$164,659.82*
6/1/15 – 5/31/16	$16.45	$2,037,858.90	$169,821.57
6/1/16 – 5/31/17	$16.95	$2,099,799.90	$174,983.32
6/1/17 – 5/31/18	$17.45	$2,161,740.90	$180,145.07
6/1/18 – 5/31/19	$17.95	$2,223,681.90	$185,306.82
6/1/19 – 5/31/20	$18.45	$2,285,622.90	$190,468.57
6/1/20 – 5/31/21	$18.95	$2,347,563.90	$195,630.32
6/1/21 – 5/31/22	$19.45	$2,409,504.90	$200,792.07
6/1/22 – 5/31/23	$19.95	$2,471,445.90	$205,953.82
6/1/23 – 5/31/24	$20.45	$2,533.386.90	$211,115.57
6/1/24 – 5/31/25	$20.95	$2,595,327.90	$216,277.32
6/1/25 – 11/30/25	$21.45	$2,657,268.90	$221,439.07

* Notwithstanding anything to the contrary set forth in this Lease, including this Section I.E., during period commencing on June 1, 2014 and continuing to May

31, 2015 (the “Base Rent Abatement Period”), Tenant shall be entitled to an abatement of all of the Base Rent due during the Base Rent Abatement Period (the “Abated Base Rent”); provided, however, Tenant shall not be entitled to such abatement during any portion of the Base Rent Abatement Period in which a Monetary Default exists under Section XIX.A of this Lease. During the Base Rent Abatement Period, except as expressly provided herein, only Base Rent shall be abated and all other costs and charges specified in the Lease, including without limitation Tenant’s Pro Rata Share of Expenses and Taxes, shall remain due and payable pursuant to the provisions of this Lease.

Rent (defined in Section IV.A. of this Lease) is payable to the order of Landlord at the following address:

Wells REIT – 800 Nicollett Avenue Owner, LLC

P.O. Box 809263

Chicago, Illinois 60680-9263

Or can be wired as follows:

Bank Name: US Bank

ABA: 064000059 (wires and ACH)

Account Name:  Piedmont Operating Partnership, LP

Account Number:  1-512-0384-0328

F.

“Tenant’s Pro Rata Share”: 13.299%. In no event shall Landlord be entitled to increase Tenant’s Pro Rata Share during the Term, except in the event of an increase in the size of the Premises or a reduction in the rentable square footage of the Building due to a permanent reduction in the rentable square footage of the Building available for lease.

G.

“Term”: The period commencing on June 1, 2014 (the “Commencement Date”) and ending on November 30, 2025 (the “Termination Date”), as the same may be extended by any Renewal Term, unless terminated early in accordance with this Lease. At the request of either party, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit C.

H.	Tenant allowances:

Improvement Allowance: Seven Million Eight Hundred Four Thousand Five Hundred Sixty-Six and 00/100 Dollars ($7,804,566.00, i.e. $63.00 per Rentable Square Foot of the Premises), as more fully described in Exhibit D.

Space Planning Allowance: Fourteen Thousand Eight Hundred Sixty-Five and 84/100 Dollars ($14,865.84, i.e. $0.12 per Rentable Square Foot of the Premises), as more fully described in Section IV of Exhibit E.

I.	“Security Deposit”: Initially, a $2,000,000.00 letter of credit, as such amount may be reduced in accordance with Article VI.

J.	“Guarantor(s)”: None.

K.	“Broker(s)”: Jones Lang LaSalle (Tenant’s Broker) and Cushman & Wakefield of Minnesota (Landlord’s Broker).

L.

“Permitted Use”: General office, which shall include, without limitation, any business or other operation engaged in banking, insurance or securities brokerage, trading or marketing, financial or investment planning or counseling, venture capital or other financial services and uses incidental thereto.

M.	“Notice Addresses”:

Tenant:

Piper Jaffray & Co.

800 Nicollet Mall, Suite

Minneapolis, Minnesota 55402

Attn:  Real Estate and Contract Management

Landlord:

Wells REIT - 800 Nicollett Avenue Owner, LLC

c/o Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Attention: Mr. Carroll A. “Bo” Reddic IV, Executive Vice President, Real Estate Operations

Facsimile: 770 / 243-8294

A copy of any notices to Landlord shall be sent to Piedmont Office Realty Trust, Inc., 800 Nicollet Avenue, Suite 2830, Minneapolis, Minnesota 55402, Attention: Property Manager.

N.

“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

O.

“Initial Alterations” means the work that Tenant will perform in the Premises pursuant to the work letter agreement (the “Work Letter”) attached as Exhibit D. From and after the Effective Date, the provisions of this Lease and the Work Letter that related to or impose restrictions or obligations on Tenant with respect to the Initial Alterations, including, Section IX.C. and Exhibit D, shall be applicable to and enforceable against Tenant notwithstanding the fact that the Commencement Date has not occurred.

P.	“Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

Q.	“Normal Business Hours” for the Building are 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

R.

“Parking Garage” means the parking areas and drives located in the parking garage located under and serving the Building, together with all elevators, escalators, stairways and other access thereto from the Building to the public streets.

S.

“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Parking Garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

T.	“Sublease” means that certain Sublease Agreement dated September 18, 2003, between Tenant and U.S. Bancorp (“U.S. Bank”), as amended.

II.	Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others (i) to use during the Term the riser space and chaseways existing throughout the Building, and (ii) to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”). Landlord and Tenant hereby acknowledge and agree that notwithstanding any other provision of this Lease apparently to the contrary the following provisions of this Lease shall be immediately effective as of the Effective Date notwithstanding the fact that the Commencement Date has not occurred and notwithstanding the terms and conditions of the Sublease: Exhibit D and Section IX.C. (but only with respect to Tenant’s construction of the Initial Alterations). In the event the Sublease is terminated pursuant to the terms and conditions thereof as a result of a casualty or eminent domain proceedings, then this Lease shall automatically terminate contemporaneously with such termination of the Sublease.

III.	Possession; AS IS.

Subject to Landlord’s obligations under Section IX.B., the Premises shall be accepted by Tenant on the Commencement Date in “as is” condition and configuration. Tenant was in possession of the Premises prior to the Commencement Date and agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Building.

IV.	Rent.

A.

Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, except as otherwise provided in this Lease, the total amount of Base Rent and Additional Rent due for the Term in accordance with the terms and conditions of this Lease. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Notwithstanding anything in this Lease to the contrary, Tenant’s obligation under this Lease to pay any Base Rent or Tenant’s Pro Rata Share of Expenses and Taxes shall commence on the Rent Commencement Date, subject to the provisions of Section I.E. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Laws. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to $1,000.00, provided that Tenant shall be entitled to a grace period of 5 Business Days prior to such administrative fee being due for the first two (2) late payments of Rent in a given calendar year. Notwithstanding anything in this Lease to the contrary, in addition to the administrative fee provided for herein, if Tenant fails to pay any item or installment of Rent when due, Tenant shall pay interest to Landlord on such unpaid amount from the date due until such item or installment of Rent is paid at a rate equal to the Prime Rate plus 4%. If the Rent Commencement Date occurs on a day other than the first day of a calendar month or the term of this Lease terminates on a day other than the last day of a calendar month, then the monthly Base Rent and Tenant’s Pro Rata Share of Expenses (defined in Section IV.C.) and Taxes (defined in Section IV.D.) for such month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Except as expressly provided otherwise in this Lease, Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.

Payment of Tenant’s Pro Rata Share of Expenses and Taxes. From and after the Rent Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of the total amount of Expenses (defined in Section IV.C.) and Taxes (defined in Section IV.D) for each calendar year during the Term. On or before December 1 of each calendar year of the Term, Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses (less the Expense Credit [as defined below]) and Taxes for the following calendar year. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the total amount of Expenses and Taxes. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes December 1 of any calendar year, commencing on January 1 of the following calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent, at Tenant’s election.

As soon as is practical following the end of each calendar year but in no event later than May 1, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes for the prior calendar year and Tenant’s Pro Rata Share of the actual amount of Expenses and Taxes for the prior calendar year. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of any Rent remaining due. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

C.

Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property, including, but not limited to:

1.	Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2.

Management fees not to exceed three percent (3%) of the gross receipts from the Building, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3.	The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4.

Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5.

Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; and (b) costs incurred in connection with an energy management program for the Property. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

6.

The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property but only to the extent of any cost savings actually achieved by Landlord as a result of the improvement; or (b) required to comply with any Laws that are enacted or first interpreted (by the applicable enforcement authority of such Laws) to apply to the Property after the Effective Date. The cost of capital improvements made under subparagraph (a) above shall be amortized by Landlord over the Payback Period (defined below). The cost of capital improvements made under subparagraph (b) shall be amortized by Landlord on a straight-line, level payment basis at an assumed interest rate of eight percent (8%) per annum over the reasonably estimated useful life of the improvement(s). Landlord will only include in Expenses that portion of the amortized cost of such improvements that are allocable to the Term. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. If Landlord desires to recover any capital expenditures under clause (a) above, as a part of its annual reconciliation of Expenses, Landlord shall detail the cost of the capital expenditures, the estimated annual cost savings, the anticipated Payback Period and a reconciliation of actual costs savings, if applicable, for that particular year. If the estimated amount of the cost savings for the prior calendar year is more than the actual amount of the cost savings for the prior calendar year, Landlord will apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, then Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of the cost savings for the prior calendar year is less than the actual amount of the cost savings for such prior calendar year, then Tenant shall pay Landlord, within thirty (30) days after Tenant’s receipt of the reconciliation, any underpayment for the prior calendar year.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties.

Notwithstanding anything to the contrary in this Lease, Expenses shall not include (and Landlord shall be solely responsible for paying):

7.

costs directly or indirectly resulting from or relating to (including repairs, restoration, security measures, emergency or temporary services, inspection and, during the period of such repair or restoration, any increase in Expenses resulting from) fire, windstorm or other casualty or damage or destruction from any other cause; provided, however, this shall not prevent or restrict Landlord’s ability to include (in accordance with the terms of this Lease) insurance premiums and deductibles paid by Landlord;

8.

costs directly or indirectly resulting from or relating to (including repairs, restoration, security measures, emergency or temporary services, inspection and, during the period of such repair or restoration, any increase in Expenses resulting from) exercise of rights of eminent domain;

9.

costs of correcting any violations of any Laws, except to the extent of what would have been the cost of compliance in the first instance if such compliance would have been properly included in Expenses under paragraphs 1-6 of this Section 4.C.;

10.	leasing commissions, costs and disbursements and any other cost or expense incurred in connection with negotiations or disputes with Building occupants, or prospective occupants of the Building;

11.	legal fees, costs and disbursements, except in connection with the negotiation of vendor contracts for the Building and/or any challenge or appeal of property tax rates or valuation;

12.

costs incurred in renovating or otherwise improving or decorating or redecorating space for Building occupants or vacant space leased or held or designated for lease in the Building or costs related thereto, including any alterations to the Building in connection with, or which are required by reason of, any lease or agreement with any Building occupant;

13.

costs of correcting defects in, or inadequacy of, the design or construction of the Building or the materials used in the construction of the Building or in the Building equipment or appurtenances thereto, except that, for the purposes of this paragraph 13, conditions (not occasioned by or related to design, materials or construction defects or inadequacies) resulting from ordinary wear and tear and use shall not be deemed defects and costs arising from repairs and maintenance of such ordinary wear and tear items may be included in Expenses;

14.

costs of electricity and other services sold to Building occupants or others for which Landlord is entitled to be reimbursed (whether or not actually collected by Landlord) as a separate additional charge or rental;

15.	depreciation and amortization, except for capital improvements as described in paragraph 6 above;

16.

costs (and reserves therefor) of a capital nature, including capital improvements, capital repairs and replacements and capital equipment, except for capital improvements which may be included in Expenses pursuant to sub-paragraph 6 above and the amount of any monthly or other fee or charge payable under any maintenance, service or other contract (other than a so-called “full service” elevator maintenance contract generally maintained with respect to high rise office buildings in downtown Minneapolis, Minnesota) which is allocable to capital repairs and replacements shall be excluded from Expenses;

17.

costs in connection with services or other benefits of a type which are not, or which are provided at higher levels or greater amounts than, or to a degree which is higher than furnished to Tenant, but which are provided to other Building occupants;

18.

financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease, together with all costs incidental to the items mentioned in this sub-paragraph 18;

19.

all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses;

20.

rentals and other related costs, if any, incurred in leasing air conditioning, security, or other building operation or management systems, elevators or other equipment or facilities which, if purchased and owned by Landlord, would ordinarily be considered to be of a capital nature;

21.	costs associated with items and services for which Tenant reimburses Landlord (other than through Tenant paying Tenant’s Additional Rent) or for which Tenant pays third persons;

22	.costs of entertaining current or prospective Building occupants, and costs incurred in advertising in respect of or for the Building or other marketing or promotional activity;

23.	costs resulting from the negligence or misconduct of Landlord or its employees, agents or contractors;

24	.bad debt expenses or bad debt reserves, whether for rent or otherwise, or any fees or penalties charged to Landlord as a result of not paying any amount constituting costs or expenses when due;

25.	costs of any repair or damage caused by or resulting from the negligence or wrongful act or omission of Tenant or any other Building occupant;

26.	costs which are paid or payable by third parties other than other Building occupants through their contribution to Expenses;

27.

costs in any manner associated with removal, cleaning, abatement or remediation of “hazardous materials” in or about the Building, Common Area or Property, except that fees for disposal of building standard fluorescent lamps and similar items may be included in Expenses;

28.	capital costs for sculpture, paintings or other art objects;

29.

except with respect to memberships in and contributions to professional or civic organizations which support commercial real estate generally and/or other community interest that, based on Landlord’s reasonable determination, benefit the Building, including by way of example, but not limitation, BOMA, NAIOP and the Minneapolis Downtown Council, contributions to any organizations, whether professional, political, civic or charitable;

30.

costs incurred in connection with any special events held in the Common Areas (regardless of whether such events are held for profit), other than those of a seasonal nature or associated with holidays which are conducted by Landlord for the general benefit of all tenants of the Building; and

33.

premiums paid to perform work after Business Hours, unless (a) performing work after Business Hours is consistent with the standard operation of a Class A building similar to the Building in the Downtown Minneapolis Central Business District, (b) is required by the terms of this Lease to be performed after Business Hours; (c) is otherwise approved in advance in writing by Tenant; or (d) is necessary in an emergency; and

34.	entertainment related expenses incurred by Landlord or its personnel; and

35.

travel and related expenses incurred by Landlord or its personnel responsible for the Project, except in connection with professional development of such personnel or in connection with such personnel performing the obligations of Landlord under this Lease.

To the extent the corresponding expense is not already excluded from Expenses under paragraphs 7-35 of this Section IV.C., Expenses shall be further reduced by (a) any amounts or consideration actually received by Landlord for the special use by Tenant or other Building occupant of the Common Areas of the Building in excess of Landlord’s actual out-of-pocket expenses incurred in connection with such use, (b) insurance proceeds or other awards and settlements received by Landlord (after deduction of the reasonable costs of securing the same) representing reimbursement of Expenses incurred by Landlord, (c) the amount of any other refund or discount Landlord receives in connection with any costs or expenditures otherwise included in Expenses, (d) the amount of capital expense (or amortization of any payment related thereto) allocable to (i) any portion of a Renewal Term unless the related capital improvement was first placed in service or installed subsequent to the Binding Notice related to such Renewal Term was delivered to Landlord, and (ii) any Refusal Space unless the related capital improvement was first placed in service or installed after the Notice of Exercise related to such Refusal Space, and (e) any Expenses incurred by reason of any retail space being located in the Building which are in excess of those which would be incurred if such space were used for general office purposes. In determining what is included and excluded as Expenses, in calculation of Tenant’s Expenses (estimated or actual) and the determination of time of payments therefor, Landlord shall not treat Tenant any less favorably than other Building occupants generally, except with respect to items of Expenses specifically included in Expenses under paragraphs 1-6 of this Section IV.C.

Notwithstanding anything to the contrary contained herein, in no event will Landlord be entitled to a reimbursement from tenants for Expenses and Taxes

(as defined below) in excess of one hundred percent (100%) of the costs actually paid or incurred by Landlord in any applicable calendar year.

If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses that vary based on the occupancy of the Building and that are regularly and customarily grossed-up in Class “A” multi-tenant office buildings in the Minneapolis Central Business District shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year.

During each calendar year of the Term (and any renewal or extension terms), Tenant shall receive a credit against Tenant’s Pro Rata Share of the total amount of Expenses and Taxes in an amount equal to twenty-three and one-half cents ($0.23  1/2) per square foot of rentable area in the Premises (the “Expense Credit”), which credit shall be reflected in any budget, estimate or reconciliation of Expenses prepared by Landlord.

D.

Taxes Defined.    “Taxes” shall mean:    (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall exclude (a) any item included in Expenses; (b) any net income tax, estate tax, gift tax, transfer tax, or inheritance tax; (c) any increased amounts of such taxes, assessments or imposts resulting from any agreement by Landlord with any governmental authority or unit setting a minimum assessed value for the Building or Land, or otherwise fixing the amount of Taxes payable with respect thereto, except as expressly provided under Section IV.F; and (d) any taxes, assessments or imposts constituting a lien against the Building or Land as of the Effective Date. In the case of Taxes, such as special assessments, where Landlord may elect to pay the entire amount of such assessments at one time or pay the same in installments, then (i) if Landlord elects to pay such amount in installments, “Taxes” shall include only the installment of such Tax due and payable in such year, with the installments due and payable in the year the Term commences or ends prorated on a daily basis, and Tenant shall only be responsible for such installments which are due and payable within the Term; or (ii) if Landlord elects to pay such assessments in a lump sum, then Tenant shall only be responsible to pay for that portion of such assessments that would have been allocable to the remainder of the Term had Landlord elected to pay such Taxes in installments under clause (i). For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.

E.

Audit Rights. Tenant may, within eight (8) months after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to audit Landlord’s records of either or both of Expenses or Taxes for that calendar year. Within a reasonable time (not to exceed twenty (20) days) after receipt of the Review Notice, Landlord shall make all records relating the Expenses or Taxes for the applicable year subject to the audit available to Tenant or its auditors for inspection. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm or a third party agent to review Landlord’s books and records which is not a CPA firm, so long as the third party agent retained by Tenant shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and, in either case, such CPA’s or third party agent’s compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the audit. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 120 days after the last of the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses or Taxes, as the case may be, for that year. If Tenant fails to give Landlord an Objection Notice within the 120 day period or fails to provide Landlord with a Review Notice within the eight (8) month period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and Taxes and shall be barred from raising any claims regarding the Expenses for that year; provided, however, if it is determined during any audit that Landlord recovered from Tenant an amount that should have been properly excluded from Expenses, and Landlord recovered the same or similar expenses from Tenant in a prior year during the Term, Tenant shall be entitled to receive a refund of such amounts for the same Expenses collected for up to two (2) prior years. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses or Taxes for the calendar year are less than reported, Landlord shall reimburse Tenant for the amount of the overpayment by Tenant within thirty (30) days after such determination. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days after such determination. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses during any period when there is an uncured Event of Default under Section XIX.A. (Monetary Default) of this Lease. Tenant shall continue to pay Base Rent and Additional Rent during any audit periods. While Tenant shall bear the cost of any audit conducted for or by it, Landlord shall reimburse Tenant for such cost, together with interest thereon at the Prime Rate, not to exceed $20,000.00, if such audit shall establish that either actual Expenses or Taxes, as the case may be, for the applicable audit year have been overstated by five percent (5%) or more.

V.	Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act (except for Title III), regarding the operation of Tenant’s business in the Premises and the use, condition, configuration and occupancy of the Premises; provided, however, Tenant shall in no event be obligated to perform or bear the cost of any work or repair of a capital or structural nature in connection with compliance with any Laws applicable to the Premises unless required solely due to Tenant’s specific use of the Premises, or any modifications, alterations or improvements by or for the benefit of Tenant. Except as expressly required by Tenant in the previous sentence, Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for compliance with all applicable Laws, including Title III of the Americans with Disabilities Act with respect to the Premises and the Common Areas of the Building, provided that Landlord’s obligation with respect to the Premises shall be limited to violations of applicable Laws that arise out of base Building conditions in the Premises and not any alterations by Tenant prior to or after the Commencement Date, including, without limitation the Initial Alterations or the installation of any furniture, equipment and other personal property of Tenant. Notwithstanding the foregoing, so long as Tenant’s use and enjoyment of the Premises for the Permitted Use is not materially and adversely affected, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations in the Premises that result from or arise out of any claims brought under any applicable building code (that are not required to be paid by Landlord) or applicable provision of the Americans with Disabilities Act other than Title III, the specific nature of Tenant’s business in the Premises (other than general office use), the acts or omissions of Tenant, its agents, employees or contractors, Tenant’s arrangement of any furniture, equipment or other property in the Premises, and any repairs, alterations, additions or improvements performed by or on behalf of Tenant, any improvements or alterations by or on behalf of Tenant, including, without limitation the Initial Alterations and any design or configuration of the Premises constructed or installed by or at the request of Tenant after being informed, in writing, by an architect or other design professional that such design or configuration is not in strict compliance with the ADA. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws.

Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall use commercially reasonable efforts to cause its agents, contractors, subcontractors, employees, customers, clients and subtenants to comply with all rules and regulations; provided that Tenant shall only be responsible for the acts of its customers and clients to the extent that Tenant can reasonably control the actions of such parties. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations. The rules and regulations will be generally applicable and generally applied in the same manner to all tenants in the Building. If there is a conflict between this Lease and any rules and regulations enacted after the date of this Lease, the terms of this Lease shall control.

VI.	Security Deposit.

On or before the thirtieth (30th) after the mutual execution of this Lease, Tenant will deliver a Security Deposit to Landlord in the form of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall: (a) be in the initial amount of $2,000,000.00; (b) be issued on a commercially reasonable form of Letter of Credit that is reasonably acceptable to Landlord, Tenant and the issuer of the Letter of Credit; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year (or such shorter period of time as may be required to accommodate the reductions provided below or the expiration of the Term). Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof, a reduction of the amount of the Letter of Credit as permitted hereunder, or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, as reduced if applicable, is in effect until a date which is at least 60 days after the earlier of (i) the date the required amount of the Letter of Credit is reduced to zero in accordance with the last full paragraph of this Section VI; or (ii) the date this Lease expires or terminates. If Tenant fails to furnish such renewal or replacement at least 60 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article VI. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an FDIC insured financial institution reasonable satisfactory to the Landlord at the time of the issuance thereof.

If Landlord draws on the Letter of Credit as permitted in this Lease or the Letter of Credit, such draw may be a full or partial draw and all funds obtained by Landlord shall be applied first to any past due payments of Rent. If and to the extent that there are any drawn funds that remain after Landlord’s application to past due Rent payments (the “Excess Funds”), Landlord may elect to: (1) return the Excess Funds to Tenant, in which case Tenant shall promptly restore the Letter of Credit to the amount available immediately prior to the draw by Landlord; or (2) retain the Excess Funds as a cash security deposit, in which case, Tenant shall promptly restore the Security Deposit to the amount existing immediately prior to the draw by Landlord by providing Landlord with cash or an alternate Letter of Credit (in compliance with the requirements set forth in this Section VI) for the difference between the Excess Funds and the amount of the Security Deposit immediately prior to Landlord’s draw; provided, however, in no event will Landlord be entitled to a total security deposit in excess of $2,000,000 (as such amount may be reduced in accordance with the following paragraph). Any restored or alternate Letter of Credit provided by Tenant under this paragraph shall be in the proper amount provided for above in this paragraph and shall meet the other requirements for the original Letter of Credit pursuant to this Article VI.

Subject to the remaining terms of this Article VI, and provided that there has been no Monetary Default during the ninety (90) days immediately preceding the effective date of any reduction of the Security Deposit, Tenant shall have the right to reduce the amount of the Security Deposit (i.e., the Letter of Credit) so that the reduced Letter of Credit amounts will be as follows: (w) $1,500,000.00 effective as of June 1, 2017; (x) $1,000,000.00 effective as of June 1, 2018; (y) $500,000.00 effective as of June 1, 2019; and (z) $0.00 effective as of June 1, 2020. If Tenant is not entitled to reduce the Security Deposit (i.e., the Letter of Credit) as of a particular reduction effective date due to the occurrence of a Monetary Default during the ninety (90) days immediately preceding the effective date of any reduction of the Security Deposit, then Tenant’s right to reduce the Security Deposit will be delayed until ninety (90) consecutive days have passed without the occurrence of a Monetary Default, plus three (3) additional days for each day of delay resulting from the occurrence of a Monetary Default during the ninety (90) day period preceding the scheduled Security Deposit reduction date. Any reduction in the Letter of Credit shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount.

VII.	Services to be Furnished by Landlord.

A.	Landlord agrees to furnish Tenant with the following services:

(1)	Water service for use in the lavatories on each floor on which the Premises are located;

(2)

HVAC and related services as follows: central ventilation, heat and air conditioning in season at such times and at temperatures and humidity levels and in the amounts set forth on Exhibit G (subject to modification in hours of operation, temperatures or otherwise to the extent required to comply with Laws or the mandatory requirements of the applicable public utility). Landlord will provide HVAC service at times other than Normal Business Hours on the request of Tenant, at rates equivalent to the cost of providing such service, including depreciation of the HVAC equipment, (without any mark-up or management fee);

(3)	Maintenance and repair of the Property as described in Section IX.B.;

(4)

Janitor service on Business Days in accordance with the specifications described on the attached Exhibit H. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services;

(5)	Elevator service;

(6)	Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X and the following requirements:

a.

The electrical service provided by the electrical user system shall provide a minimum of six watts per rentable square foot for Tenant’s lighting and receptacles in all areas (other than the trading area and computer areas), excluding HVAC equipment, special systems, miscellaneous electrical loads and elevator equipment requirements.

b.

Landlord shall provide a total of 20 watts per square foot to the trading floors and a total of 40 watts per square foot to computer areas; provided, however, pursuant to Article X.B of this Lease, Landlord may charge for excess usage beyond Normal Business Hours or beyond overall load standard for the Building. It should be noted that the above power requirements for the trading floors and the computer room do not include the power required for the mechanical system to cool such spaces. The indicated requirements are for lighting and equipment power only.

(7)

Building standard lamps and ballasts and all replacements thereto in the Premises, and all lamps and ballasts and replacements thereof in all portions of the Common Areas (including all Skyways, elevator lobbies, toilet and restroom areas and stairwells). All such lamps, ballasts, and replacements at all times shall be owned by Landlord and shall be in conformance with the base Building standard items;

(8)

Security guards and/or equipment on a twenty-four (24) hour-per-day, seven (7) day-per-week basis to maintain security for the Building commensurate with other first class buildings in the Minneapolis Central Business District. Upon request, Building security staff will provide escort services to all locations within the Building, including the Parking Garage; and

(9)	such other services as Landlord reasonably determines are necessary or appropriate for the Property.

Notwithstanding anything herein to the contrary, Landlord will furnish the foregoing services at least at levels commensurate with a Class “A” multi-tenant office building in the Minneapolis Central Business District; provided that this sentence shall not be deemed to limit or otherwise restrict Landlord, in its reasonable business judgment, from providing the foregoing services at levels which may be in excess of such Class “A” standard.

B.

Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s trade fixtures, equipment, furniture or other personal property within the Premises (“Tenant’s Property”), arising out of or in connection with the failure of any security services, personnel or equipment.

C.

Subject to the other terms and conditions of this Lease, Landlord will provide Tenant with access to the Premises, twenty-four (24) hours a day, seven (7) days per week. Landlord shall, without cost to Tenant, also provide to Tenant security cards or other devices necessary to gain access to the Building, floors on which the Premises are located, the Parking Garage and areas of the Building where any Storage Rooms or Auxiliary Rooms are located, in number not less than the number from time to time of employees of Tenant or Approved Users. Any lost, stolen or misplaced cards shall be replaced by Landlord at Tenant’s expense. As of the Effective Date, Tenant has one office on which Tenant has installed its own lock for which Tenant retains the key (the “Secured Area”); provided, however, the Secured Area is on the Building’s key system. At all times during the Lease Term, the Secured Areas will have locks and/or key pads consistent with Building’s key system and Landlord shall, at all times, have a key or access code to such Secured Areas. Tenant shall surrender all keys to the Secured Area to Landlord at the end of the Term. Notwithstanding the fact that Landlord will retain keys and/or access codes to the Secure Area, in a non-emergency situation Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have access to the Secured Area. Landlord shall comply with all reasonable security measures established by Tenant pertaining to the Secured Area. If Landlord determines in its reasonable discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Tenant hereby authorizes Landlord to enter the Secured Area, without prior notice to or being accompanied by Tenant, by any means determined by Landlord, acting reasonably. Landlord will use commercially reasonable efforts to minimize the damage to or interference with the Secured Area and/or Premises in the event of an emergency. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secured Area.

VIII.	Leasehold Improvements.

All improvements to the Premises, including, without limitation, the Initial Alterations (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice delivered to Tenant at the time Landlord approves any Leasehold Improvements in the Premises, may require Tenant to remove, at Tenant’s expense, the following (collectively, the “Required Removables”): (1) Cable (defined in Section IX.A) installed after the Effective Date by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Leasehold Improvements that are constructed by or for the benefit of Tenant after the Effective Date and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements; provided, however, Landlord will not designate any of the Initial Alterations as Required Removables. If Landlord fails to timely notify Tenant in writing that a Leasehold Improvement is a Required Removable, Tenant shall have no obligation to remove such Leasehold Improvement. The Required Removables shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.

IX.	Repairs and Alterations.

A.

Tenant’s Repair Obligations.  Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to make (or commence making and thereafter diligently pursue) any repairs to the Premises for more than 30 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.

Landlord’s Repair Obligations. Landlord shall keep and maintain the Property and Building in a first class manner similar to other Class A office buildings in the Minneapolis Central Business District, in good repair and working order and in compliance with all applicable Laws, including without limitation, making any and all repairs to and performing maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; (6) elevators serving the Building; and (7) the Parking Garage. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

C.

Alterations.  Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent will not be unreasonably withheld, conditioned or delayed; provided, however Landlord may not withhold or unreasonably condition its consent if such Alterations (i) do not materially and adversely affect the Building structure, Building systems or the exterior of the Building; or (ii) comply with applicable Laws; and (iii) do not cost in excess of $75,000.00 (excluding the cost of any furniture, fixtures or equipment). In addition, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord (for Cosmetic Alterations, only with respect to modifications to the floor plan of the Premises); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts (except for Cosmetic Alterations); necessary permits and approvals; and evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord. Material changes to approved plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality reasonably designated by Landlord as the minimum standard for the Building. For Alterations which require Landlord’s approval under this Section IX.C., Landlord shall respond with its approval or disapproval of Tenant’s plans and specifications within ten (10) Business Days after receipt. If Landlord does not respond within such ten (10)-Business Day period, Landlord shall be deemed to have approved Tenant’s plans and specifications. If Landlord disapproves Tenant’s plans and specifications, Landlord shall reasonably detail the reasons for such disapproval with sufficient particularity to allow Tenant to revise the plans and specifications and thereafter resubmit the plans and specifications for approval.

Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when loud, noisy or otherwise disruptive work or Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials for any Alterations exceeding $25,000. Upon Landlord’s request, Tenant shall deliver to Landlord full and final waivers of lien and receipted bills covering all labor and materials for amounts less than $25,000. Additionally, Tenant will notify Landlord 10 days prior to commencing any Alterations (or 2 Business Days prior to commencing Cosmetic Alterations) in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. Tenant shall assure that the Alterations comply with all Laws and any insurance requirements that Landlord discloses to

Tenant in writing prior to Tenant’s commencement of such Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

X.	Use of Electrical Services by Tenant.

A.

To the extent not separately metered as of the Rent Commencement Date, Tenant, at Tenant’s sole cost and expense, will install separate meters for all non-standard office equipment, including, without limitation, any HVAC required in any computer server rooms. Landlord may, at Landlord’s election and at Tenant’s sole cost and expense, install separate meters to measure utility consumption in the Premises. All separately metered utilities will be separately billed to Tenant and shall not be included in Expenses. Except as provided above, electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Expenses (except as provided in Section X.B. for excess usage); (2) by a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord; or (3) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

B.

Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods. Tenant’s configuration and use of the Premises does not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, the standard for the Building.

XI.	Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the

Premises, to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises, and to post notices of non-responsibility or other protective notices available under the Laws. Except in emergencies or to provide janitorial and other regularly scheduled Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions; provided, however, Landlord will use commercially reasonable efforts to conduct such work so as to not unreasonably interfere with Tenant’s use of the Premises. However, except in emergencies, Landlord will use commercially reasonable efforts to cause all work to be completed on weekends and after Normal Business Hours and will use commercially reasonable efforts to coordinate with Tenant so that such work can be completed in a manner that does not unreasonably interfere with Tenant’s use of the Premises. Except as expressly provided in Section VII.B. above, entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Except in the event of an emergency, Tenant shall have the right to have a representative of Tenant accompany any parties (including Landlord or its agents or representatives) so entering the Premises. In no event shall Landlord enter into any Secured Area unless accompanied by a representative of Tenant (who shall be reasonably available upon request of Landlord) or in the event of an emergency in which case the provisions of Section VII.C. shall apply.

XII.	Assignment and Subletting.

A.

Except in connection with a Permitted Transfer (defined in Section XII.E. below) or to an Approved User (defined in Section XII.F. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned if Landlord does not elect to exercise its termination rights under Section XII.B below to the extent applicable. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee proposes to use the Premises for any use other than the Permitted Use; (2) the proposed transferee’s business operations are not substantially consistent (based on a good faith determination by Landlord considering the Class “A” status of the Building) with the business operations of tenants in a Class “A” building; (2) the proposed transferee is a governmental agency; (3) Tenant is in Monetary Default or Material Non-Monetary Default at the time of the request; (4) the identity of the proposed transferee is such that the Building would become subject to additional legal requirements which (i) are not typically applicable to Class “A” multi-tenant office towers in the Minneapolis Central Business District, and (ii) impose upon the Landlord, the Building and/or other tenants or occupants of the Building material additional operational obligations or expenses which would not be applicable to the Landlord, the Building or the other tenants or occupants of the

Building but for the requested Transfer in question; or (5) the proposed transferee is a current tenant or occupant in the Building or any other building fully or partially owned by Landlord anywhere in the Minneapolis, Minnesota metropolitan area. Landlord will not impose the following additional restrictions on any proposed Transfer as a condition to Landlord’s approval of the requested Transfer unless Tenant has requested that Tenant be released from all liability under this Lease after the effective date of the proposed Transfer: (a) increase in the Base Rent; (b) term; (c) location of the space subject to the proposed Transfer; or (d) condition of the space subject to the proposed Transfer. Landlord may withhold its consent of any proposed transferee if, based on Landlord’s reasonable determination, such proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations unless Tenant is requesting approval for a complete assignment of this Lease to the transferee and Landlord has agreed to release Tenant from its obligations under this Lease in connection with such Transfer. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease unless expressly agreed to by Landlord in writing.

B.

Where Landlord’s consent to a Transfer is required, as a part of its request for such consent, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment or sublease and such other non-confidential information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within fifteen (15) Business Days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) only if Tenant is proposing to assign or sublet a full floor to an unrelated third party not in connection with a Permitted Transfer for the duration of the Term; elect to terminate this Lease as it relates to such full floor within the Premises that Tenant is proposing to assign or sublet, in which case, Tenant will be released from any and all obligations under this Lease arising after the effective date of such termination in the same manner as if the Term of this Lease had expired; provided, however, Tenant’s surrender obligations with respect to such space shall be to deliver the space to Landlord on the termination date in broom clean condition, free of Tenant’s personal property, and in its then existing condition; provided, further and notwithstanding the foregoing, Tenant will be responsible, at Tenant’s sole cost and expense, to repair any damage to the Premises caused by Tenant’s vacation of such portion of the Premises and removal of its property therefrom, except Tenant shall not be obligated to patch, repair or replace small and minor holes (i.e. nail holes) in or damage to the walls or carpeting in the Premises. Notwithstanding anything to the contrary contained herein, if Landlord exercises its right under subpart (2) of the immediately preceding sentence, then Tenant may, within ten (10) days after Tenant’s receipt of Landlord’s notice of termination, rescind its request to assign or sublet the full floor of the Premises. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. If Landlord fails to deliver written notice of its consent to the Transfer or termination of this Lease within such fifteen (15) Business Day period, Landlord will be deemed to have consented to the Transfer. Tenant shall pay Landlord’s actual and reasonable, out of pocket costs and expenses related to Landlord’s review of any Permitted Transfer or requested Transfer (including, without limitation, reasonable attorney’s fees); provided that Tenant’s obligation to reimburse Landlord for its out-of-pocket costs and expenses shall not exceed $1,000.00 so long as neither Tenant nor the proposed transferee request any revisions to this Lease or Landlord’s standard form of consent.

C.

Except with respect to Transfers under Section XXII.D. or XXII.E. below, Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within thirty (30) days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

D.

Tenant may assign all or a portion of its interest under this Lease or sublease all or a portion of the Premises, without the consent of Landlord, to a parent, subsidiary, affiliate or successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Tenant, provided that all of the following conditions are satisfied (each such Transfer a “Permitted Transfer”): (1) Tenant is not in Monetary Default or Material Non-Monetary Default under this Lease at the time of the Transfer; (2) Tenant shall give Landlord written notice within thirty (30) days after the effective date of the proposed Permitted Transfer; (3) with respect to a proposed assignment (where Tenant shall continue to exist), Tenant continues to have a net worth equal to or greater than Tenant’s net worth immediately prior to the effective date of the assignment; and (4) with respect to any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, Tenant’s successor shall have a net worth which is equal to or greater than Tenant’s net worth on the day prior to the proposed Permitted Transfer. Tenant’s notice to Landlord shall include a certification that all of the above conditions have been satisfied and, if reasonably requested by Landlord, Tenant shall provide documentation evidencing the same. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (C) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant.

E.

Notwithstanding anything in this Article XII to the contrary, Tenant shall be permitted from time to time to permit its clients and other entities with which Tenant has an ongoing business relationship (collectively, “Approved Users”) to temporarily occupy space within the Premises, provided that (a) Tenant does not separately demise such space and the Approved Users utilize, in common with Tenant, one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) the Approved Users shall not occupy, in the aggregate, more than 10% of the rentable area in the Premises; (c) the Approved Users occupy space in the Premises for the Permitted Use and for no other purpose; (d) all Approved Users shall be clients of Tenant or have an ongoing business relationship with Tenant and shall occupy space in the Premises only so long as such business relationship is ongoing between Tenant and such Approved Users; and (e) within a reasonable period following a request from Landlord, but not more frequently than once during any calendar year, Tenant notifies Landlord, in writing, of the identity of any such Approved Users. If any Approved Users occupy any portion of the Premises as described herein, it is agreed that (i) the Approved Users must comply with all provisions of this Lease, and a default by any Approved Users shall be deemed a default by Tenant under this Lease; (ii) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Approved Users; (iii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant from any of its obligations under this Lease; (iv) the Approved User and its employees, contractors and invitees visiting or occupying space in the Premises shall be deemed contractors of Tenant for purposes of Tenant’s indemnification obligations in Article XIV; and (v) in no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users.

XIII.	Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 15 Business Days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

XIV.	Indemnity and Waiver of Claims.

A.

Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below) or by breach by Landlord of its obligations under this Lease, Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, or contractors or any Approved Users.

B.

Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below) or breach by Tenant of its obligations under this Lease, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with any damage or injury occurring in the Common Areas and Parking Garage or the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

C.

Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord.

XV.	Insurance.

A.

Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies having and maintaining a Financial Strength Rating of “B+” or better and a Financial Size Category of “VII” or better as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance (collectively, “Tenant’s Insurance”):

1.

Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis),

2.

Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.

3.

Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

4.

Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

5.

All Risk Property Insurance covering Tenant’s personal property, fixtures, improvements and equipment located at the Premises and Building (collectively, the “Tenant’s Property”). If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance.

6.

Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against.

7.

Builder’s Risk (or Building Constructions) insurance during the course of construction of any Alteration (except Cosmetic Alterations, including during the performance of Tenant’s Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so called “broad form extended coverage endorsement” upon all Alterations or Tenant’s Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

Tenant may carry any insurance required under the Lease in the form of a so-called “blanket” policy or policies of insurance covering the Premises along with other locations of Tenant, provided the applicable insurance requirements of this Lease are otherwise met.

B.

Landlord and the property manager for the Building shall be endorsed on the CGL policy as additional insureds, and coverage shall be primary and noncontributory. Landlord shall be a loss payee on the Property policy in respect of Tenant’s improvements (other than Tenant’s furniture, trade fixtures and equipment). Tenant will deliver to Landlord, within five (5) business days of Tenant’s receipt, all notices of cancellation, termination or non-renewal of the insurance policy required hereunder given by Tenant’s insurer and Tenant shall also deliver to Landlord, concurrently any notice to Tenant’s insurer, notice of any cancellation or termination of its insurance by Tenant. Failure to make such deliveries shall constitute a default by Tenant under this Lease. Tenant shall notify Landlord in writing not less than thirty (30) days in advance of any material changes to the insurance policies required to be maintained by Tenant under this Lease. Tenant shall provide Landlord with certificates of insurance evidencing Tenant’s insurance required hereunder prior to the Rent Commencement Date or the date tenant is provided with possession of the Premises, and upon renewals at least ten (10) days prior to the expiration of the insurance coverage. If Tenant fails to provide evidence of insurance, prior to the Rent Commencement Date and thereafter within thirty (30) days following Landlord’s written request during the Lease Term (and in any event within ten (10) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days prior written notice to procure such coverage in the amount stated with all costs thereof to be chargeable to tenant and payable as additional rent upon written invoice therefor. Tenant shall be solely responsible for any deductible and/or self insurance retention.

C.	Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required by Tenant pursuant to Section A above). Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s Property or any Alterations (including the Initial Alterations), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

XVI.	Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

XVII.	Casualty Damage.

A.

If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a portion of the Premises is untenantable as a result of a fire or other casualty, the Rent allocable to the portion of the Premises rendered untenantable shall abate from the date of such damage and such abatement shall continue until the earlier of (y) thirty (30) days after the Landlord delivers possession of the Premises (or affected part thereof) to Tenant with Landlord’s restoration work complete, or (z) the date Tenant re-occupies and commences business operations in such portion of the Premises. Unless prohibited by applicable Laws or other safety reasons reasonably determined by Landlord and subject to Landlord’s reasonable requirements in connection with the performance of the Landlord’s repair work, Tenant shall have the right to continue to occupy any damaged portions of the Premises even though the same may be untenantable. Landlord shall be obligated to repair or provide services to such damaged space only to the extent reasonable under the circumstances. As used in this Section XVII, “untenantable” shall include any material adverse effect on the Premises and Tenant’s use thereof or access thereto, including the inability of Tenant to lawfully occupy or use any part of the Premises by reason of any order or direction of any governmental authority, whether or not the Premises or any particular portion thereof are damaged.

Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, demolition, substantial alteration or substantial reconstruction of the Building shall be required (whether or not the Premises has been damaged); or (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; or (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty unless within ten (10) Business Days after receipt of Landlord’s notice of termination pursuant to this Section, Tenant exercises its Renewal Option contained in Section I of Exhibit E, in which case this Lease shall remain in effect through the end of such Renewal Term; or (4) any Mortgagee requires that a material portion of the insurance proceeds be applied to the payment of the mortgage debt and there are not sufficient remaining proceeds to complete the necessary restoration; or (5) in spite of the fact that Landlord is maintaining the insurance coverages required under this Lease, a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 75 days after the date of the casualty. If Landlord elects to rebuild pursuant to this paragraph or fails to deliver a termination notice within the applicable 75 day period, Landlord shall promptly notify Tenant in writing if the Building will not be rebuilt to a standard that is substantially consistent with Class A buildings in the Downtown Minneapolis Central Business District (containing substantially similar amenities to those in the Building as of the date immediately prior to the casualty). If the Building will not be rebuilt to a standard that is substantially consistent with Class A buildings in the Downtown Minneapolis Central Business District (containing substantially similar amenities to those in the Building as of the date immediately prior to the casualty), Tenant shall have the right for a period of thirty (30) days after receiving Landlord’s notice to terminate this Lease by delivering written notice of such election to Landlord. If Landlord and Tenant have not elected to terminate the Lease pursuant to this paragraph, Landlord will use commercially reasonable efforts to commence to repair and restore the Building and the Leasehold Improvements within 75 days after the date of the casualty. Thereafter, Landlord will proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements, provided that Landlord receives sufficient proceeds from Tenant or Tenant’s insurance to restore the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease), within 365 days after the date of the casualty. The timing set forth herein with respect to Landlord’s obligation to commence and complete repair and restoration of the Building and the Leasehold Improvements shall be extended due to events of Force Majeure or delays caused solely by Tenant. If Landlord fails to complete such repair and/or restoration within such 365 day period, then Tenant shall have the right to terminate this Lease on thirty (30) days prior written notice to Landlord, except that such termination shall be rescinded if Landlord delivers possession of the Premises (or affected part thereof) to Tenant with Landlord’s restoration work complete before the end of the thirty (30) day notice period. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease. Any provision of the Lease to the contrary notwithstanding, Landlord shall not terminate this Lease pursuant to this Section XVII.A., unless Landlord simultaneously terminates the leases of other similarly situated and affected tenants in the Building.

B.

If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness (but no later than 60 days after the date of the casualty), cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 365 days from the date of the casualty, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 30 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

XVIII.	Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner reasonably comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by

Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (not fixtures), loss of good will and Tenant’s reasonable relocation expenses, provided that the filing of the claim may only reduce the award to Landlord if such reduction is identified as resulting from or due to compensation to Tenant for Tenant’s Property (not fixtures), loss of good will and Tenant’s reasonable relocation expenses.

XIX.	Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.	Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for 5 Business Days after written notice to Tenant (“Monetary Default”).

B.

Tenant’s failure (other than a Monetary Default or Material Non-Monetary Default [as defined below]) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 180 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. In addition, if on 5 occasions during any consecutive 12 month period, Landlord provides Tenant with notice of the same non-monetary default under this Section XIX.B., then with respect to any additional occurrence of the same default during such consecutive 12 month period, Tenant shall not be entitled to any cure periods prior to Landlord’s exercise of its remedies under this Lease.

C.

Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this lease which causes or results in (i) a material and adverse impact or effect on other tenants or occupants of the Building; or (ii) a material and adverse impact or effect on the Building systems and/or the Building or Property; or (iii) a dangerous condition in the Building or on the Property that if left uncorrected promptly threatens life or property; or (iv) a dangerous condition in or on the Premises that if left uncorrected promptly threatens life or property; or (v) any insurance coverage required to be carried under this Lease by Landlord or Tenant with respect to the Premises or Building being jeopardized (as evidenced by a written notice from Landlord’s or Tenant’s insurance carrier), including failure to provide such insurance; or (vi) a substantial failure by Tenant to comply with Laws with respect to the Premises or use thereof which has resulted in action being commenced or threatened by any applicable governmental entity; and such failure is not cured within ten (10) Business Days after written notice to Tenant. However, if Tenant cannot cure such default within 10 Business Days, Tenant shall be allowed additional time (not to exceed 90 days) as is reasonably necessary to cure such default so long as: (1) Tenant commences to cure the default within 10 Business Days, and (2) Tenant diligently pursues a course of action that will cure the default. Notwithstanding the foregoing, with respect to any hazardous conditions arising as a result of a default described in this Section XIX.C, Tenant must commence to cure such default as soon as is reasonably possible after receiving notice of such default from Landlord and thereafter diligently pursue a course of action that will cure such default. Any default under this Section XIX.C past an applicable notice and cure period shall be a “Material Non-Monetary Default”). In addition, if on 3 occasions during any consecutive 12 month period Landlord provides Tenant with written notice of the same Material Non-Monetary Default, then with respect to Tenant’s subsequent violation of such term, provision or covenant during such consecutive 12 month period, Tenant shall not be entitled to any cure periods prior to Landlord’s exercise of its remedies under this Lease.

D.	Tenant becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E.

Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord for office space in the Building, specifically excluding any parking agreements or storage space lease or license.

XX.	Remedies.

A.

Upon any default, Landlord shall have the right without notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

1.

Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses reasonably, and consistent with then-existing market conditions, incurred by Landlord in reletting or attempting to relet the Premises (including, without limitation, reasonable legal fees, brokerage commissions, costs of alterations and the value of other concessions or allowances granted to a new tenant which are reasonably necessary to place Landlord in the same economic position it would have been in had Tenant not defaulted under this Lease). Landlord’s ability to recover Costs of Reletting shall be subject to Landlord’s duty to mitigate damages provided in Article XX.C. below. In no event will Landlord be entitled to double recovery of any damages, including the Costs of Reletting.

2.

Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include reasonable concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

3.

In lieu of calculating damages under Sections XX.A.1 or XX.A.2 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section XX.B. below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all reasonably anticipated Costs of Reletting. In the event Landlord elects the remedy described in this Section XX.A.3, then the amounts received by Landlord shall be final, liquidated damages with respect to Rent but shall not void or otherwise impact any indemnity obligations (whether known or unknown) under Sections VIII, XXV and XXX or amounts due from Tenant as a result of such indemnity obligations. In addition, Tenant’s indemnity obligations under Section XIV shall also survive but only with respect to matters that occurred prior to the termination of the Lease and do not relate to Tenant’s default under the Lease. In no event will Landlord be entitled to double recovery of damages.

B.

Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus

4%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

C.

In connection with any such default and the exercise by Landlord of any of its rights or remedies, Landlord shall use commercially reasonable efforts to mitigate its damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Article XII.

XXI.	Landlord Default; Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, BUT SUBJECT TO THE PROVISIONS OF THIS SECTION XXI, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY (INCLUDING THE RENTS, PROFITS AND PROCEEDS THEREFROM) FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY; PROVIDED HOWEVER, THE FOREGOING SHALL NOT CONSTITUTE A WAIVER BY TENANT OF ANY EQUITABLE REMEDY.

Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and said failure continues beyond a period of twenty (20) days following Landlord’s receipt of written notice from Tenant as to a monetary default or thirty (30) days (or such longer period as is reasonably necessary to remedy such default, provided Landlord shall promptly commence and thereafter diligently pursue such remedy at all times until such default is cured) as to a non-monetary default. Notwithstanding the foregoing sentence, emergency repairs which are Landlord’s responsibility pursuant to a specific provision of this Lease and which shall be necessary to prevent imminent injury or damage to persons or Tenant’s Property may be made by Tenant after Tenant has notified Landlord, in writing, of the need for such emergency repair and Landlord has failed to commence and complete such repair within such period of time as is reasonable under the circumstances. In all cases, Tenant will deliver a copy of any said notices to the holders of any Mortgage of which Tenant has received written notice. In the event of a default by Landlord under the Lease and Landlord’s failure to cure such default within the applicable period set forth above, Tenant may (a) pursue any and all remedies available to it at law or in equity, provided, however, Tenant hereby waives any claim it otherwise may have for punitive, special or consequential damages; or (b) cure such default. Notwithstanding the foregoing provisions, despite such notices and the expiration of such cure periods, Tenant shall have no right to terminate this Lease and, except as expressly provided herein, Tenant shall have no right to perform any obligation of Landlord. In the event Tenant has exercised its right to cure a default by Landlord pursuant to this Section XXI, Landlord shall reimburse Tenant for its actual out-of-pocket expenditures within thirty (30) days of presentation of invoice detailing the costs incurred by Tenant to cure such default, together with interest at an annual rate equal to the Prime Rate plus 4%. If Landlord fails to pay such amounts within such thirty (30) day period and Tenant gets a judgment against Landlord for the amounts set forth in the invoice, then Tenant may deduct from Rent the amount set forth in such invoice [together with such interest amount]; provided that in no event may Tenant offset more than 50% of the Rent due during any single month as a result of the rights granted under this Section. Notwithstanding anything to the contrary in this Lease, (i) if a default by Landlord causes a Service Failure and such Service Failure impacts a base Building system, then Tenant may cure such default pursuant to this Section XXI with respect to such base Building system only if the cure to the base Building system impacts or affects only the Premises and Tenant shall not have the right to cure such Service Failure if such cure would impact or affect any base Building system serving or impacting other portions of the Building (including Common Area or other leased premises); (ii) Tenant shall use reasonable efforts to mitigate its damages and losses arising from any default by Landlord; (iii) the provisions of this Section XXI shall in no way delay or postpone any deadlines or time periods set forth elsewhere in this Lease or in any way affect Tenant’s rights to terminate this Lease and (iv) the remedies provided to Tenant under this Section are in addition to any other remedies provided to Tenant under this Lease and Tenant may, in its sole discretion, pursue any remedies individually or concurrently.

XXII.	No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXIII.	Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.

XXIV.	Relocation.

INTENTIONALLY OMITTED.

XXV.	Holding Over.

Except for any permitted occupancy by Tenant under Article VIII, if Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenant at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease; provided, however, (a) during the first two (2) months following the expiration or earlier termination of this Lease, Tenant shall pay an amount equal to 125 % of the Base Rent due for the period immediately preceding the holdover; and (b) during the third (3rd) month after the expiration or earlier termination of this Lease and for each month thereafter, Tenant shall pay an amount equal to 150% of the Base Rent due for the period immediately preceding the holdover. In addition, for the first month following the expiration or earlier termination of this Lease, all Rents shall be prorated on a per diem basis for any partial month of Tenant’s occupancy. Thereafter, all Rents shall be calculated on a monthly basis without reduction for partial months. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Except for the payment of holdover rent as provided in this Article XXV, Tenant shall not be liable to Landlord for any damages of any kind or nature (including special or consequential damages) as a result of Tenant’s holdover in the Premises; provided, however, if (i) Landlord enters into a lease for the Premises with a bona fide third party; (ii) the terms of such lease requires Landlord to perform improvements to the Premises or that Landlord to deliver possession of the Premises to such third party (for the purpose of its occupancy or to perform improvements) during Tenant’s hold over period; (iii) Landlord provides Tenant with not less than fifteen (15) days prior written notice of the existence of the third party lease and the date that Landlord is contractually obligated to deliver exclusive physical possession of the Premises to the tenant or the date that Landlord must commence improvements in the Premises in order to timely deliver the Premises to the tenant; (iv) Tenant fails to surrender possession of the Premises to Landlord on or before the date specified in the Landlord’s notice; and (v) the third party tenant terminates its lease or Landlord incurs actual costs and expenses as a result of Tenant’s failure to timely vacate the Premises, then Tenant shall be liable to Landlord for any costs, expenses and/or damages (including, without limitation, any penalty, reimbursement or other concession Landlord is required to give the third party as a result of Tenant’s failure to timely vacate) which is sustained by Landlord resulting from the termination of the third party lease or the delay in delivering possession of the Premises to such third party tenant.

XXVI.	Subordination to Mortgages; Estoppel Certificate.

Subject to the terms and conditions of this Section XXVI, Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination, non-disturbance and attornment agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Any provisions of this Lease to the contrary notwithstanding, the subordination of this Lease to any Mortgage and Tenant’s obligation to attorn to any Mortgagee shall be conditioned on such Mortgagee agreeing in writing in recordable form to recognize and not disturb Tenant’s rights under this Lease so long as Tenant is not in default under this Lease. Notwithstanding anything to the contrary herein, Landlord will provide Tenant with a non-disturbance, subordination and attornment agreement from Landlord’s current Mortgagee on such Mortgagee’s current standard form of agreement, a copy of which is attached hereto as Exhibit “G” (the “SNDA”). Tenant will execute the SNDA and return the same to Landlord for execution by the Mortgagee.

Landlord and Tenant shall each, within 10 Business Days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

XXVII.	Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

XXVIII.	Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given (i) on the date of actual delivery or the date on which delivery is refused, (ii) three (3) days after notice is deposited in the registered or certified mail, or (iii) one (1) day after notice is deposited with a nationally recognized overnight courier service. If Tenant has vacated the Premises without providing a forwarding address, Landlord shall give notice using the methods described in (ii) or (iii). Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

XXIX. Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building. Except as expressly provided in this Lease, Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address; provided, however, in no event will Landlord grant rights to name to Building to RBC Dain Rauscher (its parent or any of its subsidiaries or affiliates) or to any tenant or occupant engaged in or operating a Financial Services Business (as defined in Section VII of Exhibit E) that leases the same or less rentable square footage in the Building than the rentable square footage leased by Tenant at such time. If Landlord grants rights to name the Building to RBC Dain Rauscher (its parent or any of its subsidiaries or affiliates) or to any tenant or occupant engaged in or operating a Financial Services Business (as defined in Section VII of Exhibit E) that leases the same or less rentable square footage in the Building than the rentable square footage leased by Tenant at such time, Tenant shall have the right to terminate this Lease on not less than twelve (12) months written notice to Landlord, provided such termination notice must be delivered to Landlord by the later of the effective date of the name change or one hundred twenty (120) days after Landlord delivers notice of the name change to Tenant. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use and enjoy the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, civil disturbances or extreme weather conditions. A short-term closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

XXX. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, casualty and condemnation excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII and to repair any and all damage to the Premises or the Building caused by or resulting from Tenant’s removal of Tenant’s Property or Required Removables; provided, however, in no event will Tenant be required to (i) remove any alterations or improvements in the Premises existing as of the Effective Date or the Initial Alterations, or (ii) patch, repair or replace small and minor holes (i.e. nail holes) in or damage to the walls or carpeting in the Premises. If Tenant fails to remove any of Tenant’s Property within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

XXXI. Miscellaneous.

A.

This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.	Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.	Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

D.

Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E.

So long as Landlord’s transferee assumes in writing all obligations of Landlord under this Lease (before and after the effective date of such transfer), Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations. Nothing in this paragraph E shall be deemed to limit Tenant’s exercise of any of its abatement, offset, self-help or similar rights or remedies expressly provided in this Lease.

F.

Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord shall pay Broker a commission according to a separate agreement between Landlord and Broker, which agreement shall provide that a commission shall be payable as follows: (i) 50% of the commission shall be payable on the mutual execution of this Lease, (ii) 25% of the commission shall be payable on or about June 1, 2012, and (iii) the remaining 25% of the commission shall be payable on or about June 1, 2014. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of Broker and any other brokers claiming to have represented Landlord in connection with this Lease

G.

Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H.

Landlord covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord; (2) this Lease is binding upon Landlord; and (3) Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If Landlord is comprised of more than one party or entity, the obligations imposed upon Landlord shall be joint and several obligations of all the parties and entities.

Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

I.

Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

J.

The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that the parties’ obligations under Articles IV, VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.

K.

Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

L.

All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

M.

Tenant, within 15 Business Days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Tenant is (1) in Monetary Default under this Lease; or (2) in connection with (a) a proposed sale of the Building or Property; or (b) a proposed financing or re-financing of the Building or Property; or (c) an appraisal of the Property; provided, however, Landlord will not request such information more frequently than once during any calendar year in the case such information is requested for one of the reasons set forth in subpart (2). Prior to Tenant’s delivery of such information, Landlord will enter into (and cause all third parties receiving such information to enter into) a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant in form and substance reasonably acceptable to Landlord and Tenant.

N.	Any consent or approval by either party under this Lease shall not be unreasonably withheld, conditioned or delayed except as otherwise expressly provided herein.

XXXII.	Entire Agreement.

This Lease and the following exhibits and attachments, which are hereby incorporated into and made a part of this Lease, constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter), Exhibit E (Additional Provisions), Exhibit F (Form of SNDA) and Exhibit G (HVAC Standards) and Exhibit H (Janitorial Specifications).

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:
WELLS REIT – 800 NICOLLETT AVENUE OWNER,
LLC, a Delaware limited liability company

By:	Wells REIT – 800 Nicollett Avenue, LLC, a
Delaware limited liability company, its sole
member

	By:	Piedmont Operating Partnership, LP, a
Delaware limited partnership, its sole
member

		By:	Piedmont Office Realty Trust, Inc., a
Maryland corporation, its sole general
partner

By:
/s/ Joseph H. Pangburn
Name:
Joseph H. Pangburn
Title:
Senior Vice President

TENANT:

PIPER JAFFRAY & CO., a Delaware limited liability company

By:	/s/ Dean M. Nelson

Name:	Dean M. Nelson

Title:	Managing Director

EXHIBIT A

PREMISES

This Exhibit is attached to and made a part of the Lease by and between Wells REIT – 800 Nicollett Avenue Owner, LLC (“Landlord”) and Piper Jaffray & Co. (“Tenant”) for space in the Building located at 800 Nicollet Mall, Minneapolis, Minnesota 55402.

SEE IMMEDIATELY FOLLOWING PAGES

Exhibit A – Page 1

[Floor Map 1]

2

[Floor Map 2]

3

[Floor Map 3]

4

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the Parking Garage, the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.

Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.

Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4.

Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.

Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and

Exhibit B – Page 1

shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.

Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of property of Tenant shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.

Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.

No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the

Exhibit B – Page 2

Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the date of the commencement of the Term be extended as a result of the above actions.

15.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.

Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.

Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.

Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

Exhibit B – Page 3

21.

Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

22.

Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.

Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.

The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

Exhibit B – Page 4

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

Date:

Tenant: Piper Jaffray & Co.

800 Nicollet Mall

Minneapolis, Minnesota 55402

Re:

Commencement Letter with respect to that certain Lease by and between Wells REIT – 800 Nicollett Avenue Owner, LLC, as Landlord, and Piper Jaffray & Co. as Tenant, for approximately 123,882 rentable square feet on floors 9, 10 and 12 of the Building located at 800 Nicollet Mall, Minneapolis, Minnesota 55402.

Dear Tenant:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Rent Commencement Date of the Lease is June 1, 2014;

2.	The Termination Date of the Lease is November 30, 2025.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Property Manager

Agreed and Accepted:
Tenant: Piper Jaffray & Co.
By:
Name:
Title:
Date:

Exhibit C – Page 1

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between Wells REIT – 800 Nicollett Avenue Owner, LLC (“Landlord”) and Piper Jaffray & Co. (“Tenant”) for space in the Building located at 800 Nicollet Mall, Minneapolis, Minnesota 55402.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Lease.

A.        Tenant, from and after the Effective Date and the mutual execution and delivery of this Work Letter and delivery by Tenant to Landlord of all security deposits (including Letters of Credit) required under the Lease, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX of the Lease; provided, however, prior to the Effective Date, Landlord reviewed and approved the final plans and specifications for the Initial Alterations and Landlord also approved Greiner Construction (“Greiner”) as the contractor to perform the Initial Alterations. Tenant will enter into a direct contract with Greiner for the Initial Alterations and such contract will provide for at least a 10% retainage by Tenant. The retainage held by Tenant shall be disbursed in accordance with typical construction practices in Minneapolis, Minnesota. Notwithstanding anything herein or in the Lease to the contrary, if Tenant elects to use any contractor other than Greiner Construction to perform the Initial Alterations, Tenant shall competitively bid the Initial Alterations in a GMP format to not less than three (3) general contractors mutually acceptable to Landlord and Tenant. Tenant, in Tenant’s sole discretion, shall select one of the three bidding general contractors and Tenant will enter into a direct contract with the selected general contractor. The parties agree that Landlord’s approval of the bidding general contractor shall not be considered to be unreasonably withheld if, among other factors, such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state and municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. If Greiner or the general contractor selected by Tenant and approved by Landlord is retained on a Cost of the Work Plus Fee basis with a GMP, then Greiner or such general contractor shall be required to receive bids from not less than three (3) subcontractors or suppliers reasonably acceptable to Landlord for mechanical, electrical, plumbing or any subcontracts in excess of $25,000.00. Tenant

Exhibit D – Page 1

agrees that it will cause Greiner or its general contractor to utilize (a) Tempco for any improvements or alterations required in connection with the Initial Alterations which impact or otherwise affect the energy management system of the Building; and (b) LVC for any improvements or alterations required in connection with the Initial Alterations which impact or otherwise affect the alarm systems of the Building.

Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Laws, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Tenant will utilize a design team and will retain a construction/project manager to supervise and manage the Initial Alterations. Landlord, at Landlord’s sole cost and expense, will retain or appoint its own construction manager to assist in the bidding and construction process related to the Initial Alterations. Tenant’s and Landlord’s construction managers shall each be qualified professionals experienced with construction projects substantially similar to the size, type and scope of the Initial Alterations. Tenant shall not be required to purchase Building stock materials for the Initial Alterations; provided, however, if Tenant elects to purchase Building stock materials, then Tenant will be charged the lesser of the (i) actual cost of such Building stock materials; and (ii) the fair market price for the same materials or substantially similar materials in the marketplace. During the construction of the Initial Alterations, (y) Landlord will, at Tenant’s request, install locks on individual office doors, workrooms and computer server rooms, which locks shall be installed in compliance with the Building’s master key system, and (z) Landlord will not prevent access by Tenant, its design team and construction manager complete and unrestricted access to the Premises.

B.        Provided that there is no then-uncured Monetary Default or Material Non-Monetary Default under the Lease, Landlord agrees to contribute the sum of Seven Million Eight Hundred Four Thousand Five Hundred Sixty-Six and 00/100 Dollars ($7,804,566.00; i.e. $63.00 per rentable square foot of the Premises) (the “Improvement Allowance”) towards the costs incurred by Tenant in performing the Initial Alterations. Tenant has elected to have Four Million Three Hundred Thirty-Five Thousand Eight Hundred Seventy and 00/100 Dollars ($4,335,870.00; i.e. $35.00 per rentable square foot of the Premises) (the “Procurement Fee”) of the Improvement Allowance paid as a procurement fee to U.S. Bank under the Sublease. Landlord shall pay the Procurement Fee in full to U.S. Bank within thirty (30) days after satisfaction of all of the following conditions: (a) Landlord has received written notices from Tenant and from U.S. Bank instructing Landlord to pay the Procurement Fee to U.S. Bank; and (b) Landlord has received a copy of an amendment to the Sublease (the “Sublease Amendment”) mutually acceptable to Tenant and U.S Bank. Landlord shall have no obligation to pay the Procurement Fee to U.S. Bank (i) prior to June 1, 2012; (ii) while any of this Lease, the Sublease or the Lease between Landlord and U.S. Bank dated March 3, 1998, as amended (the “Bank Lease”), are not in full force and effect; or (iii) while any event of default beyond any applicable cure periods exists by Tenant or U.S. Bank under any of this Lease, the Sublease or the Bank Lease. Landlord shall not be liable for any

Exhibit D – Page 2

difference between the amount of the Procurement Fee and Tenant’s rental payments and other amounts due to U.S. Bank pursuant to the Sublease and the Sublease Amendment. Tenant shall have no right to recover from Landlord any deficiency between the Procurement Fee and Tenant’s rental payment obligations or other amounts due from Tenant to U.S. Bank pursuant to the Sublease and the Sublease Amendment. To the extent the Procurement Fee is actually received by U.S. Bank and U.S. Bank is legally entitled to retain the Procurement Fee, Landlord shall have no further obligation under this Lease to pay the Procurement Fee to Tenant. In no event shall Landlord have any right to obtain any full or partial reimbursement, recovery or recoupment of all or any portion of the Procurement Fee notwithstanding any fact, cause, occurrence or circumstance whatsoever, including, without limitation, any default, rejection or termination of, under or with respect to this Lease, the Sublease or the Bank Lease.

If a portion of the Improvement Allowance is not disbursed due to the existence of an uncured Monetary Default or Material Non-Monetary Default, then Landlord agrees to disburse the portion of the Improvement Allowance to which Tenant was entitled and which is applicable to the portion of the Initial Alterations completed prior to such Monetary Default or Material Non-Monetary Default. Except as otherwise expressly provided herein, the Improvement Allowance may only be used for the costs of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs and soft costs in connection with the Initial Alterations, including relocating the network room and any other furniture, fixtures and equipment, installing Cabling, and purchasing miscellaneous equipment for use in the Auxiliary Rooms; provided, however, that Tenant may not apply more than $3.00 per rentable square foot of the Premises of the Improvement Allowance to soft costs associated with relocating and installing equipment and fixtures directly related to the network room and relocating and installing fixtures and equipment in the Auxiliary Rooms. The Improvement Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations (for that portion of the Improvement Allowance owed to the general contractor), in at least two (2) disbursements with the first disbursement of fifty percent (50%) of the Improvement Allowance (less any specified Procurement Fee) available on or after November 1, 2012 and the second disbursement of the remaining fifty percent (50%) of the Improvement Allowance (less any specified Procurement Fee) available on or after October 1, 2013, but no later than December 31, 2015.

Prior to any disbursement of all or any portion of the Improvement Allowance, Tenant shall deliver following documentation to Landlord: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices (in excess of $2,500),

Exhibit D – Page 3

contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations (for amounts in excess of $10,000); (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises (provided that Tenant shall only be obligated to deliver this item with the first application for payment and no subsequent applications for payment so long as the plans remain materially unchanged); (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any (provided that Tenant shall only be obligated to deliver this item with the first application for payment and no subsequent applications unless there have been additional change orders since the last submittal); and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Improvement Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant’s architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. Landlord shall notify Tenant in writing within five (5) Business Days if Landlord determines that the documentation provided by Tenant relating to any request for payment is inadequate or incomplete and shall reasonably specify the nature of the deficiency. In no event shall Landlord be required to disburse the Improvement Allowance more frequently than expressly provided herein. If the Initial Alterations exceed the Improvement Allowance, Tenant shall be entitled to the Improvement Allowance in accordance with the terms hereof, but each individual disbursement of the Improvement Allowance shall be disbursed in the proportion that the Improvement Allowance bears to the total cost for the Initial Alterations. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Improvement Allowance during the continuance of an uncured Monetary Default or Material Non-Monetary Default, and Landlord’s obligation to disburse shall only resume when and if such Monetary Default or Material Non- Monetary Default is cured.

If Tenant has complied with all of the foregoing requirements and is entitled to receive all or a portion of the Improvement Allowance and Landlord fails to pay such portion of the Improvement Allowance to Tenant within thirty (30) days after Landlord’s receipt of all of the items set forth in the immediately preceding paragraph, then Tenant may (a) pursue any and all remedies available to it at law or in equity; and/or (b) on not less than fifteen (15) Business Days written notice to Landlord, deduct from Rent the amount set forth in such invoice together with interest thereon at a rate equal to the Prime Rate plus 4%; provided that Tenant in no event may Tenant offset more than 50% of the Rent due during any single month as a result of the rights granted under this Paragraph.

Exhibit D – Page 4

C.        In no event will Tenant be obligated to pay Landlord a construction management fee, review fee or any supervisory fees in connection with the Initial Alterations. Notwithstanding the foregoing, Landlord may deduct from the Improvement Allowance reasonable, third party out-of-pocket costs and expenses incurred by Landlord in connection with review of any alteration or modification to any Building structures or systems.

D.        During the construction and/or installation of the Initial Alterations Landlord will not charge Tenant for any parking fees, hoisting charges, or fees for use of the freight elevators; provided, however, Landlord may deduct from the Improvement Allowance reasonable, third party out-of-pocket costs and expenses incurred by Landlord for such services, including, without limitation, security of other tenant spaces in the Building that is required due to completion of the Initial Alterations, any alterations to the freight elevator required to accommodate the transport of large items necessary in connection with the Initial Alterations or the Building engineer’s time to manage after-hours Building alarm systems or other elements of the Initial Alterations in order to comply with applicable Building insurance requirements.

E.        Except as expressly provided in subsection A above, no portion of the Improvement Allowance may be used for the purchase of equipment, furniture or other items of personal property of Tenant. Except for the Procurement Fee described above, Tenant shall not be entitled to apply any unused portion of the Improvement Allowance toward any credit, abatement or other concession. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or the Improvement Allowance.

F.        Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Improvement Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

G.        This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

H.        Notwithstanding anything to the contrary in this Lease, if Landlord fails to pay the Improvement Allowance when due, Landlord will be in default under the Lease and Tenant shall be entitled to all of the rights and remedies under the Lease following the applicable notice and cure period.

Exhibit D – Page 5

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Exhibit as of the date first written above.

LANDLORD:

WELLS REIT – 800 NICOLLETT AVENUE OWNER,
LLC, a Delaware limited liability company

By:	Wells REIT – 800 Nicollett Avenue, LLC, a
Delaware limited liability company, its sole
member

	By:	Piedmont Operating Partnership, L.P, a
Delaware limited partnership, its sole
member

		By:	Piedmont Office Realty Trust, Inc., a
Maryland corporation, its sole general
partner

By:
Name:
Title:

TENANT:

PIPER JAFFRAY & CO., a Delaware corporation

By:
Name:
Title:

Exhibit D – Page 6

EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between Wells REIT – 800 Nicollett Avenue Owner, LLC (“Landlord”) and Piper Jaffray & Co. (“Tenant”) for space in the Building located at 800 Nicollet Mall, Minneapolis, Minnesota 55402.

I.	Renewal Option

A.        Grant of Option; Conditions.    Tenant shall have the right to extend the Term (the “Renewal Option”) for up to two (2) additional periods of five (5) years each commencing on the day following the Termination Date (as the same may have been extended) and ending on the fifth (5th) anniversary of the Termination Date (as the same may have been extended) (each, a “Renewal Term”). Landlord will deliver written notice to Tenant of Landlord’s determination of applicable Base Rent rate for the Premises for the applicable Renewal Term (the “Prevailing Market Notice”) not less than thirteen (13) full calendar months prior to the expiration of the Term (as the same may have been extended) and Tenant may exercise the Renewal Option, if:

1.        There is no Monetary Default or Material Non-Monetary Default under the Lease beyond any applicable cure periods at the time that Landlord delivers the Prevailing Market Notice to Tenant or at the time Tenant delivers its Binding Notice (as defined below); and

2.        Not more than fifty (50%) of the Premises is sublet (other than pursuant to a Permitted Transfer or an Approved User, as each are defined in Article XII of the Lease) at the time that Landlord delivers the Prevailing Market Notice to Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice; and

3.        The Lease has not been assigned (other than pursuant to a Permitted Transfer or an Approved User, as each are defined in Article XII of the Lease) prior to the date that Landlord delivers the Prevailing Market Notice to Tenant or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Renewal Terms.

1.        The initial Base Rent rate per rentable square foot for the Premises during the Renewal Terms shall equal one hundred percent (100%) of the then-current Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises determined at the time of such renewal. Base Rent during the Renewal Terms shall be modified, if at all, in accordance with the factors applied to the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in

Exhibit E – Page 1

monthly installments in accordance with the terms and conditions of Article IV of the Lease.

2.        Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Terms in accordance with Article IV of the Lease.

C.        Procedure for Exercise of Renewal Option and Determining Prevailing Market. Within thirty (30) days after receipt of the Prevailing Market Notice, Tenant will deliver to Landlord written notice stating whether Tenant (i) elects to exercise the applicable Renewal Option (“Binding Notice”), or (ii) disagrees with Landlord’s determination of Prevailing Market and elects to have Prevailing Market determined in accordance with Subpart D below (“Arbitration Notice”); or (iii) elects not to exercise the applicable Renewal Option and will vacate the Premises at the expiration of the Term (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice, an Arbitration Notice or Rejection Notice within such thirty (30) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant shall work together in good faith for a period of forty-five (45) days to agree upon the Prevailing Market rate for the Premises during the Renewal Term (the “Negotiation Period”). If Landlord and Tenant are able to reach an agreement on the Prevailing Market rate during the Negotiation Period, then Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Prevailing Market rate within such forty-five (45) days after the date Tenant provides Landlord with a Arbitration Notice, then the Prevailing Market rate shall determined in accordance with the arbitration procedures described in Section D below.

D.        Arbitration Procedure.

1.        If Tenant provides Landlord with an Arbitration Notice and Landlord and Tenant fail to agree on the Prevailing Market rate during the Negotiation Period, then, within ten (10) days after the expiration of the Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the applicable Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 106% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within seven (7) days after one party confirms in writing to the other that such party disagrees with the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Downtown

Exhibit E – Page 2

Minneapolis Central Business District, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.        Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the applicable Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.        If the Prevailing Market rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the applicable Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.        Renewal Amendment.   If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”)

Exhibit E – Page 3

to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and, upon Tenant’s reasonable approval of such amendment, which Tenant agrees to promptly review and comment on and to work to finalize the same as quickly as possible, Tenant shall promptly execute and return the Renewal Amendment to Landlord. An otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

F.        Definition of Prevailing Market.    For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable (including in terms of total rentable square footage) to the Premises in the Building and office buildings comparable to the Building in the Central Business District of Minneapolis, Minnesota. If, however, there are less than three (3) comparable renewal leases and/or amendments within the twelve (12) month period immediately preceding the date on which the Prevailing Market is being determined, then all leases and amendments for space comparable (including in terms of total rentable square footage) to the Premises in the Building and office buildings comparable to the Building in the Central Business District of Minneapolis, Minnesota shall be considered in determining Prevailing Market. The determination of Prevailing Market shall take into account only concessions (including, without limitation, improvement allowances and free or abated rent) applicable to renewal leases and amendments and will also take into account any other material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, and any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

II.	Right of First Refusal

A.        Grant of Option; Conditions.  Tenant shall have an on-going and recurring right of first refusal (the “Right of First Refusal”) with respect to up to approximately 41,000 rentable square feet of contiguous space on the 11th floor of the Building (the “Refusal Space”). Tenant’s Right of First Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than the existing tenant in the Refusal Space or any subtenant occupying the Refusal Space (the “Prospect”), interested in leasing the Refusal Space, Landlord shall advise Tenant (the “Advice”) of the size of the Refusal Space and terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease the Refusal Space in its entirety only, under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within seven (7) Business Days after the date of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:

Exhibit E – Page 4

1.        There is no Monetary Default or Material Non-Monetary Default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

2.        The Premises, or any portion thereof consisting of 5,000 rentable square feet or more is sublet (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease), at the time Landlord would otherwise deliver the Advice; or

3.        The Lease has been assigned (other than pursuant to a Permitted Transfer or an Approved User) on the date Landlord would otherwise deliver the Advice; or

4.        The Refusal Space is not intended for the exclusive use of Tenant, a transferee pursuant to a Permitted Transfer or an Approved User during the Term; or

5.        None of Tenant, a transferee pursuant to a Permitted Transfer or an Approved User is occupying the Premises on the date Landlord would otherwise deliver the Advice.

B.        Terms for Refusal Space.

1.        The term for the Refusal Space shall be not less than five (5) years and shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that the term of the Refusal Space expire on the later of (a) the fifth (5th) anniversary of the commencement date set forth in the Advice or the expiration of the Term of this Lease, as the same may be extended. Notwithstanding the terms of the Advice, if Tenant timely and properly exercises its Right of First Refusal, then the rent commencement date applicable to such Refusal Space (including Tenant’s obligation to pay Additional Rent applicable to the Refusal Space) shall be not less than one hundred twenty (120) days after Landlord delivers possession of the Refusal Space to Tenant in accordance with the terms of the Refusal Space Amendment (as defined below). Except as expressly provided herein, all other terms stated in the Advice shall govern Tenant’s leasing of the Refusal Space and, only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space, except Tenant shall pay (i) Base Rent for the Refusal Space in accordance with the terms and conditions of the Advice, and (ii) Additional Rent in accordance with the terms of this Lease. In addition, at the time Tenant exercises its Refusal Right, if required by Landlord, Tenant will post an additional letter of credit or other security reasonably acceptable to Landlord. Tenant shall pay Base Rent and Additional Rent for the Refusal Space in accordance with the terms and conditions of the Advice.

2.        The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its “as is” condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the

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term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work prior to delivering the Refusal Space to Tenant. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

C.        Refusal Space Amendment.  If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in this Section II and the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and, upon Tenant’s reasonable approval of such amendment, which Tenant agrees to promptly review and comment on and to work to finalize the same as quickly as possible, Tenant shall promptly execute and return the Renewal Amendment to Landlord. An otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

D.        Tenant’s Failure to Exercise Right of First Refusal.    Notwithstanding anything herein to the contrary, if (i) Tenant was entitled to exercise its Right of First Refusal, but failed to provide Landlord with a Notice of Exercise within the seven (7) Business Day period provided in paragraph A above, and (ii) Landlord does not enter into a lease for the Refusal Space with the Prospect or any other prospect within a period of six (6) months following the date of the Advice, Tenant shall once again have a Right of First Refusal with respect to such Refusal Space. In addition, Tenant shall once again have the Right of First Refusal with respect to the Refusal Space if, within such six (6) month period, Landlord proposes to lease the Refusal Space to the Prospect or any other prospect on terms that are substantially different than those set forth in the Advice. For purposes hereof, the terms offered to a Prospect shall be deemed to be substantially the same as those set forth in the Advice as long as there is no more than a seven percent (7%) reduction in the “bottom line” cost per rentable square foot of the Refusal Space to the Prospect when compared with the “bottom line” cost per rentable square foot under the Advice, considering all of the economic terms of the both deals, respectively, including, without limitation, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

E.        Termination of Right of First Refusal.  The rights of Tenant hereunder with respect to the Refusal Space shall terminate and Landlord shall have no further obligation to deliver an Advice to Tenant after May 31, 2019.

F.        Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) the renewal or extension rights of

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any tenant leasing all or any portion of the Refusal Space as of the Effective Date, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) currently granted to U.S. Bank.

III.	Termination Option

A.        Tenant shall have the right to accelerate the Termination Date (“Acceleration Option”) of the Lease, with respect to the entire Premises only, from November 30, 2025 to January 31, 2022 (the “Accelerated Termination Date”), if:

1.        There is no Monetary Default or Material Non-Monetary Default under the Lease past any applicable notice and cure period at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); and

2.        Tenant is subleasing more than fifty percent (50%) of the Premises other than in connection with a Permitted Transfer or Approved User and such sublease cannot be terminated on or before the Accelerated Termination Date; and

3.        The Lease has not been assigned (other than pursuant to a Permitted Transfer or an Approved User, as each are defined in Article XII of the Lease) on the date Tenant delivers its Acceleration Notice; and

4.        Landlord receives notice of acceleration (“Acceleration Notice”) on or before February 1, 2021; and

5.        Tenant has not exercised its Right of First Refusal pursuant to Section II above; and

6.        For a period of twelve (12) months following the Accelerated Termination Date, Tenant will not lease sublease, license or occupy space in another Class “A” building the Downtown Minneapolis Central Business District for purposes of moving its business operations to such building.

B.        If Tenant exercises its Acceleration Option, Tenant, simultaneously with delivery of the Acceleration Notice, shall pay to Landlord an amount equal to the sum of (i) three (3) months of the then-current Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes; plus (ii) Four Million Eight Hundred Ninety-Nine Thousand Seven Hundred Fifty-Two and 18/100 Dollars ($4,899,752.18) (which amount represents the unamortized portion of concessions, commissions, allowances, free rent or other expenses incurred by Landlord in connection with the Premises, determined using an interest rate of 8% per annum.) (collectively, the “Acceleration Fee”). The Acceleration Fee is payable as a fee in connection with the acceleration of the Termination Date and not as a penalty. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expiration Date even though final determination of such amounts and reconciliation of such amounts may occur subsequent to the Accelerated Expiration Date so that Landlord shall have the

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right to reconcile Expenses in accordance with Section IV.B. of this Lease for the calendar year in which the Accelerated Expiration Date occurs.

C.        If Tenant fails to deliver the Acceleration Fee to Landlord simultaneously within the delivery of the Acceleration Notice, then Landlord, at its option may (i) declare Tenant’s exercise of the Acceleration Option to be null and void; or (ii) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date in accordance with paragraph B above.

D.        As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any portion of the Improvement Allowance not claimed by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

IV.	Parking.

A.        From and after the Rent Commencement Date, Landlord shall lease to Tenant (or at Tenant’s election, Tenant’s designees), or cause the operator (the “Operator”) of the Parking Garage to lease to Tenant (or at Tenant’s election, Tenant’s designees), up to forty-two (42) unreserved parking spaces in the Parking Garage (the “Unreserved Spaces”) and up to twenty (20) reserved parking spaces (the “Reserved Spaces;” together with the Unreserved Spaces, the “Spaces”) for the use of Tenant and its employees. Notwithstanding the foregoing, Landlord, at any time and upon not less than thirty (30) days prior written notice shall have the right to terminate up to ten (10) Unreserved Spaces, provided Tenant has first priority in re-leasing such taken spaces as they first become available. Not later than thirty (30) days prior to the Rent Commencement Date, Tenant shall notify Landlord in writing of the number of Spaces the Tenant desires to initially lease. Thereafter, Tenant shall provide not less than thirty (30) days prior written notice to Landlord of any change to the desired number of Spaces not to exceed the maximum number of Space described above. Tenant (or the holder of a particular parking permit) shall pay to Landlord or Operator on the first day of each calendar month during the Term a monthly fee for each parking space at Landlord’s then-current monthly rate for each of the Unreserved Spaces or Reserved Spaces, as applicable, plus applicable tax thereon, as such rate may be adjusted from time-to-time to reflect the then-current rate for parking in the Parking Garage. All permits for Spaces, whether issued to Tenant or its designees, shall constitute an obligation of the holder of each such permit independent of this Lease, and, subject to Section XVI of this Lease as to which Landlord, Tenant and any such designee shall have the benefit, no default thereunder by Landlord or the holder of such permit or liability with respect thereto shall affect this Lease or any of Landlord’s or Tenant’s rights or obligations hereunder, provided that Landlord may terminate any individual permit for default thereunder in accordance with the provisions thereof, provided that it shall first

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have given notice of such default to Tenant and an opportunity to cure the same (but without obligation to do so) within ten (10) days thereafter. The form of parking contract, if any, utilized by Landlord with respect to such permits (the “Parking Agreement”) shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld so long as such form is consistent with this Lease.

B.        No deductions or allowances shall be made for days when Tenant or any of its designees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above.

C.        Except for particular spaces and areas designated by Landlord or the Operator for reserved parking, all parking in the Parking Garage and surface parking areas serving the Building shall be on an unreserved, first-come, first-served basis.

D.        Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Garage or the surface parking areas regardless of whether such loss or theft occurs when the Parking Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss or damage to persons using the Parking Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E.        Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Parking Garage, the surface parking areas, if any, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with all such rules and regulations, all reasonable additions and amendments thereto, and the terms and provisions of the Parking Agreement.

F.        Tenant shall not store any automobiles in the Parking Garage or on the surface parking areas without the prior written consent of Landlord. Except for emergency repairs, Tenant shall not perform any work on any automobiles while located in the Parking Garage or on the Property. If it is necessary for Tenant to leave an automobile in the Parking Garage or on the surface parking areas overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

G.        Landlord or the Operator shall have the right to temporarily close the Parking Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Garage or the surface parking areas, if any.

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H.        Except in connection with a Permitted Transfer, Approved Users, employees of Tenant, a transferee pursuant to a Permitted Transfer or an Approved User or as otherwise approved by Landlord, Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. If Tenant violates the previous sentence, then Landlord shall have the right to terminate this Parking Agreement with respect to any such Spaces.

I.          Landlord may elect to provide parking cards or keys to control access to the Parking Garage or surface parking areas, if any. In such event, Landlord shall provide Tenant (and Tenant’s designees) with one card or key for each Space that Tenant (or such designees) is leasing hereunder, provided that Landlord shall have the right to require Tenant or its designees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

J.         If Tenant expands the size of the Premises, then Tenant shall be entitled to a pro-rata increase in the number of Unreserved Spaces available for lease calculated at a rate of one (1) space per 2,884 rentable square feet of the expansion space. If and to the extent available in the Parking Garage from time to time during the Term, Landlord will lease additional Spaces to employees of Tenant on a first come, first served basis.

V.	Roof Space; Dish.

A.        From and after the Commencement Date, Tenant shall lease, at no additional charge, space on the roof of the Building for the purpose of operating and maintaining an existing 36 inch satellite dish (the “Dish”) in its current location (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term provided such relocation does not materially and adversely affect the use, functionality or reception of the Dish. Landlord’s designation shall take into account Tenant’s use of the Dish. Tenant shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory approvals and for the cost of operating, maintaining and removing the Dish. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish (the “Aesthetic Screening”), provided, however, such Aesthetic Screening does not materially and adversely affect the use, functionality or reception of the Dish. In addition, Tenant, at Tenant’s sole cost, shall have the non-exclusive right to use the Building’s riser space, shafts and telephone closets for the sole purpose of installing, maintaining and operating telephone lines, conduits and cables connecting the Premises to the Dish located within the Roof Space.

B.        Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of maintaining, repairing and removing the Dish, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at

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Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

C.        It is further understood and agreed that the installation, maintenance, operation and removal of the Dish, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Landlord acknowledges that the Dish in its current location and configuration does not interfere with Landlord’s use of the Building. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

D.        In the event any of Tenant’s equipment causes any interference with other tenants or occupants of the Building, Tenant will cooperate with Landlord and such other tenant or occupant to correct the interference. Tenant shall not be obligated to change frequencies or discontinue the use of Tenant’s Dish if the interference with another building tenant or occupant relates to a dish or other antenna installed after the date that Tenant’s Dish was installed.

E.        Tenant shall, at its sole cost and expense, and at its sole risk, operate and maintain the Dish in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

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F.        The Dish, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

G.        In light of the specialized nature of the Dish, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

H.        Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

I.        Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights of Tenant hereunder with respect to the Roof Space.

J.        Tenant specifically acknowledges and agrees that the terms and conditions of Article XIV of the Lease (Indemnity and Waiver of Claims) shall apply with

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full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

K.        If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within the time allowed by Article XX of the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish, the appurtenances, and the Aesthetic Screening, if any.

VI.	Storage Space.

A.        From and after the Rent Commencement Date, Tenant shall have the right, subject to the terms and conditions of this Section VI, to lease the storage and auxiliary spaces identified on Schedule E-1 attached hereto and made a part hereof (the “Storage Space”). Landlord may prepare and Tenant will execute a separate storage space agreement that is consistent with the terms of this Section VI and otherwise mutually acceptable to Landlord and Tenant. Tenant will pay rent for the Storage Space at an annual rate of Twelve and 00/100 Dollars ($12.00) per rentable square foot of the Storage Space (the “Storage Space Rent”), except Tenant shall have no obligation to pay Landlord any rent for the use of the space in the MPOP (as defined below). The Storage Space Rent shall increase at a rate of Twenty-Five Cents ($0.25) per year on the first anniversary of the Rent Commencement Date and each subsequent anniversary thereafter (or, if a separate storage space agreement is entered into, on the first anniversary of the commencement date of the separate storage space agreement and each subsequent anniversary thereafter). The Storage Space Rent shall be payable in monthly installments at the same times and in the same manner as the payment of Rent under the Lease. The Storage Space will be leased to and accepted by Tenant in its current “as is”, “as-built” condition, without any obligation by Landlord to make any modifications or improvements to the Storage Space.

B.        The Storage Rooms (as defined on Schedule E-1) shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Rooms in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. All items stored in the Storage Rooms shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Rooms, if any. Tenant shall not store anything in the Storage Rooms which is unsafe or which otherwise may create a hazardous condition, or which may increase

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Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Rooms from time to time. Upon expiration or earlier termination of the Term of this Lease, Tenant shall completely vacate and surrender the Storage Rooms to Landlord in the condition that existed on the Effective Date, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant. Tenant’s sole access to Storage Room 3103A is through storage spaces 3103 and 3151, which Landlord leases to U.S. Bank. Landlord has been advised that Tenant intends to continue to access Storage Room 3103A through storage spaces 3103 and 3151 during the Term of this Lease and any extension thereof subject to the consent of U.S. Bank. Tenant acknowledges and agrees that Landlord will have no liability to Tenant in the event U.S. Bank restricts or prevents Tenant’s access to or use of Storage Room 3103A. If U.S Bank restricts or prevents Tenant’s access to or use of Storage Room 3103A, on not less than thirty (30) days written notice to Landlord, this Lease shall be terminated with respect to Storage Room 3103A.

C.        All terms and provisions of the Lease shall be applicable to the Storage Rooms, including, without limitation, Article XIV (Indemnity and Waiver of Claims) and Article XV (Tenant’s Insurance), except that, with respect to the Storage Rooms, Tenant shall not be obligated to pay any Rent (except as provided in Paragraph A of this Section VI), Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Storage Rooms and Tenant shall not be entitled to any allowances, rent credits, or expansion rights with respect to the Storage Rooms. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Rooms, it being understood that Tenant is using the Storage Rooms at its own risk. The Storage Rooms shall not be included in the determination of Tenant’s Pro Rata Share under the Lease nor shall Tenant be required to pay Expenses in connection with the Storage Rooms.

D.        At any time and from time to time, Landlord shall have the right, on not less than sixty (60) days prior written notice to Tenant, to relocate the Storage Rooms to a new location in the Building which shall be no smaller than the square footage of the Storage Rooms. Landlord shall pay the direct, out-of-pocket, expenses of such relocation.

E.        With respect to the Auxiliary Rooms (as defined on Schedule E-1), Landlord shall deliver the Auxiliary Rooms in their current “as is” condition and configuration, which shall include the levels and capacities of power, cooling and other mechanical equipment which are allocated to or used by Tenant as of the Effective Date. All terms and provisions of this Lease shall be applicable to the Auxiliary Rooms, including, without limitation, Article XIV (Indemnity and Waiver of Claims) and Article XV (Tenant’s Insurance), except that Tenant shall not be obligated to pay any Rent (except

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as provided in Paragraph A of this Section VI) and Tenant shall not be entitled to any allowances, rent credits, or expansion rights with respect to the Auxiliary Rooms. Tenant may also use the Auxiliary Rooms for storage space purposes and/or such other installations relating to Tenant’s use of the Premises in compliance with the terms of the Lease. Without limitation to the other requirements of the Lease, Landlord and Tenant acknowledge and agree that (a) as of June 1, 2014, the major point of presence room located on Floor Parking Level One (P1) of the Building (the “MPOP”) shall be included in the definition of Common Areas, (b) Tenant’s right to use space in the MPOP are non-exclusive and in common with Landlord and other Building occupants, and (c) Tenant may use space in the MPOP for the purpose of maintaining, operating and replacing, from time to time, telephone, data, cabling, hubs (including a fiber optics hub), switches, and other telecommunications items and equipment; provided, however, Tenant shall not have the right to install any additional equipment or expand the existing equipment in the MPOP (collectively, “Communications Equipment”). Tenant acknowledges that the Communications Equipment in the MPOP is not secured and Landlord shall have no liability to cause the Communications Equipment to be secured or for any damage to or tampering with any of the Communications Equipment. Further, Tenant also has certain Communications Equipment located in storage room P1B01 (the “APOP Room”) which Landlord leases to U.S. Bank. Landlord has been advised that Tenant intends to use space in APOP room during the Term of this Lease and any extensions thereof subject to the consent of U.S. Bank. Tenant acknowledges and agrees that Landlord will have no liability to Tenant in the event U.S. Bank restricts or prevents Tenant’s access to or use of the APOP Room. The Auxiliary Rooms shall not be included in the determination of Tenant’s Pro Rata Share under this Lease nor shall Tenant be required to pay Expenses in connection with the Auxiliary Rooms.

F.        At any time during the Term, Tenant may surrender any of the Storage Spaces to Landlord in accordance with the terms of this Lease on not less than thirty (30) days prior written notice to Landlord.

G.        If Tenant assigns the Lease or sublets all or any part of the Premises (other than in connection with a Permitted Transfer, as defined in Article XII of the Lease or to an Approved User), Landlord, at its option, on thirty (30) days notice to Tenant, may terminate Tenant’s rights to a that percentage of the Storage Rooms that is equal to the percentage of the Premises that is sublet (rounded to the nearest 25th percent). Additionally, notwithstanding anything set forth in Article XII of the Lease to the contrary, except in connection with a Permitted Transfer, Approved User or other Transfer approved by Landlord, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Rooms or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

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VII.	Signage.

Subject to compliance with all applicable governmental and quasi-governmental approvals therefor, Tenant shall be entitled to retain the existing Building standard signage on the lobby directory board and outside Tenant’s Premises and all signage installed as of the Effective Date within the Building, on the exterior of the Building and in the skyways connected to the Building depicting Tenant’s name and/or corporate logo, including, without limitation, Tenant’s reader board in the lobby of the Building (collectively, the “Existing Signage”). Any subsequent modifications to the Existing Signage shall be subject to Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and, if such consent is granted, shall be made, at Tenant’s expense, by Landlord at Landlord’s then current charges for such modifications. Tenant shall pay all annual and other permit fees for the Existing Signage. Tenant shall, at Tenant’s sole cost and expense, maintain and keep the Existing Signage in good condition, order and repair consistent with a first class Building. If at any time during the Term Tenant elects to remove the Existing Signage, Tenant, at Tenant’s sole cost and expense shall repair and restore any damage to the Building, the skyways or any portion of the Building or skyways caused by such removal. Prior to termination of this Lease, Tenant shall remove all of the Existing Signage and repair and restore any damage to the Building caused by such removal.

Provided Tenant, at Tenant’s sole cost and expense, receives all necessary governmental and quasi-governmental approvals therefor and subject to the prior written approval of U.S. Bank, Landlord will allow Tenant to erect a sign on the exterior of the Building, in a location designated by Landlord, which sign shall be Tenant’s name, “subordinate” to Landlord’s building designation sign and other signs located on the Building. Tenant shall pay all annual and other permit fees therefor, shall pay all costs of maintenance thereof, shall keep same in good condition, order and repair at its sole cost and expense, shall remove same prior to termination of this Lease, and shall repair and restore any damage to the Building caused by such installation and/or removal. Any such sign, and the display of Tenant’s name thereon, shall also be subject to the terms of any restrictive covenants applicable thereto and all applicable laws, ordinances and regulations.

If, at any time during the Term, Landlord constructs or installs a monument or free-standing sign inside or outside of the Building for the purpose of identifying multiple Building tenants, then Tenant shall have the right, at Tenant’s sole cost and expense, to include Tenant’s name thereon. Any costs of upkeep or maintenance or repair of Tenant’s name on the monument or free-standing sign, and all reasonably prorated costs of the upkeep and maintenance and repair of the sign, shall be paid by Tenant. It is understood that the display of Tenant’s name on any monument or free-standing sign shall be subject to the reasonable approval of Landlord as to location, graphics, size, color and style, it being agreed that Tenant’s standard logo and graphics as of the Effective Date shall be acceptable to Landlord, but any modification to such logo or graphics shall be subject to Landlord’s review and reasonable approval. It is

Exhibit E – Page 16

acknowledged that the location of Tenant’s name on such sign (for example, whether Tenant’s name is above or below the name of other tenants in the Building), the total amount of space on such sign allocated to Tenant, the maximum size of letters to be placed on such sign, the graphics, color and style of the letters or the sign itself, and other similar determinations shall be made by Landlord in its sole discretion; provided, however, Tenant’s signage shall generally be substantially equal in size to other tenants in the Building occupying substantially the same amount of rentable square footage as Tenant. Without limiting the generality of the previous sentence, in no event will Landlord place signage of (a) RBC Dain Rauscher (its parent or any of its subsidiaries or affiliates), or (b) any tenant or occupant engaged in or operating a Financial Services Business (as defined below) that leases the same or less rentable square footage in the Building than the rentable square footage leased by Tenant at such time, in a higher position on the monument sign than Tenant’s signage or permit such signage to be larger in size to Tenant’s signage. Any such sign, and the display of Tenant’s name thereon, shall be subject to the terms of any restrictive covenants applicable thereto and all applicable laws, ordinances and regulations. Tenant shall pay all annual and other permit fees for its name on the monument or free-standing sign. Prior to termination of this Lease Landlord will remove, at Tenant’s sole cost and expense (including costs and expenses related to repair and/or restoration of any damage to the sign caused by such removal). Any such sign, and the display of Tenant’s name thereon, shall also be subject to the terms of any restrictive covenants applicable thereto and all applicable laws, ordinances and regulations.

Landlord will not, without Tenant’s prior consent, in Tenant’s sole but reasonable discretion, install in the Building lobby or any other location on the first (1st) floor of the Building (except on the Building’s directory board), any signage or graphics of RBC Dain Rauscher (its parent or any of its subsidiaries or affiliates) or any tenant or occupant engaged in or conducting a Financial Services Business that leases the same or less rentable square footage in the Building than the rentable square footage leased by Tenant at such time. For purposes of this Lease, “Financial Services Business” means any of the following entities (and any of their parent, subsidiaries or affiliates): Houlihan Lokey, Jefferies Group Inc., RBC Dain Rauscher, Lazard Ltd. and Stifel Nicolaus.

Except in connection with a Permitted Transfer or an Approved User or other Transfer approved by Landlord, if Tenant subleases all or a portion of the Premises or assigns its rights under this Lease, Tenant’s rights under this Section VII shall terminate and be of no further force or effect.

VIII.	Client Elevator.

During the Term, Tenant shall continue to have the use of the existing “client” elevator which has capacity to serve floors 1 through 13 in the Building, but, as of the Effective Date is only serving floors 1 – 9 of the Building. Tenant shall have the right, in Tenant’s discretion and at Tenant’s sole cost and expense (including, without limitation, installation of additional signage, programming of Building or elevator systems or

Exhibit E – Page 17

equipment or other modifications to any Building or elevator systems), to expand Tenant’s use of the client elevator to any other floor(s) the client elevator serves and which is occupied by Tenant. Landlord reserves the right to rename the elevator bank served by Tenant to provide for common use.

Exhibit E – Page 18

SCHEDULE E-1

STORAGE ROOMS AND AUXILIARY ROOMS

Premises	Type	SF

3103A	Storage	1,000

P3B21	Storage	1,089

LD-EGR	Auxiliary	745

P1-Tank Room	Auxiliary	87

MPOP	Auxiliary	--

Exhibit E – Page 1

EXHIBIT “F”

OPEN ITEM - TENANT’S REVISIONS TO SNDA HAVE BEEN FORWARDED TO

LANDLORD’S LENDER AND WE ARE AWAITING A RESPONSE

FORM OF SNDA

LOAN NO.

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (the “Agreement”) is dated as of the                      day of                             , 200  , between ING Clarion Capital Loan Services, LLC as Special Servicer on behalf of                             , as trustee for the registered holders of                                  Commercial Mortgage Pass-Through Certificates, Series                      (“Lender”), Wells REIT – 800 Nicollett Avenue Owner, LLC, a Delaware limited liability company (“Landlord”) and Piper Jaffray & Co., a Delaware corporation (“Tenant”).

RECITALS

A.        Tenant is the tenant under a certain lease (the “Lease”) dated                     , 2012, with Landlord, of premises described in the Lease (the “Premises”) located in a certain office building known as U.S. Bancorp Center located in Minneapolis, Minnesota, which is more particularly described in Exhibit A attached hereto and made a part hereof (such office building, including the Premises, is hereinafter referred to as the “Property”).

B.        This Agreement is being entered into in connection with a mortgage loan (the “Loan”) held by Lender to Landlord, secured by, among other things: (a) a first mortgage, deed of trust or deed to secure debt on and of the Property (the “Mortgage”) to be recorded with the registry or clerk of the county in which the Property is located; and (b) a first assignment of leases and rents on the Property (the “Assignment of Leases and Rents”) and recorded in the records of Hennepin County, Minnesota. The Mortgage and the Assignment of Leases and Rents are hereinafter collectively referred to as the “Security Documents”.

C.        Tenant acknowledges that Lender will rely on this Agreement in consenting to Landlord executing the Lease.

AGREEMENT

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1.        Subject to the terms of this Agreement, Tenant agrees that the Lease is and shall be subject and subordinate to the Security Documents and to all present or future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations, replacements and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time. Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2.        Lender agrees that, if the Lender exercises any of its rights under the Security Documents, including an entry by Lender pursuant to the Mortgage or a foreclosure of the Mortgage, Lender shall not disturb Tenant’s right of quiet possession of the Premises or otherwise interfere with Tenant’s rights and privileges under the terms of the Lease so long as Tenant is not in material default beyond any applicable grace period of any term, covenant or condition of the Lease.

3.        Tenant agrees that, in the event of a foreclosure of the Mortgage by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant will attorn to and recognize Lender as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to pay and perform all of the obligations of Tenant pursuant to the Lease. So long as the Lease is in full force and effect and Tenant is not in material default under the Lease beyond any applicable cure period, Lender shall not name or join Tenant as a defendant in any exercise of Lender’s rights and remedies arising from a default by Landlord under Security Documents unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or pursuing such rights and remedies. In the later case, Lender may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

4.        Tenant agrees that, in the event Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a)        liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord), or

(b)        subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord), except as my otherwise be provided in the Lease, or

(c)        bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), except for any rents or other sum required by the Lease to be paid more than one month in advance, or

(d)        bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior Landlord’s interest, provided

2

that the foregoing shall not preclude Tenant from exercising any remedies provided for such non-payment under the Lease, or

(e)        accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender, or

(f)        bound by any amendment or modification of the Lease made without the consent of Lender.

5.        Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied in the time allotted to Landlord in the Lease to cure such default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Lender shall have the right, without Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of the Mortgage or to exercise any other remedies under the Security Documents.

6.        Tenant hereby consents to the Assignment of Leases and Rents from Landlord to Lender in connection with the Loan. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Tenant agrees that upon receipt of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. Tenant shall be entitled to rely on such notice without any obligation to further inquire as to whether Landlord is in default under the Security Documents, and Landlord hereby waives any and all claims of every kind against Tenant for any payments of rent made to Lender after the date Tenant receives such notice.

7.        The Lease shall not be assigned by Tenant, modified, amended or terminated (except a termination or assignment that is permitted in the Lease) without Lender’s prior written consent in each instance.

8.        Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:

3

If to Tenant:	Piper Jaffray & Co.
800 Nicollet Mall, Suite
Minneapolis, MN 55402
Attn: Real Estate and Contract Management

If to Landlord:	Wells REIT – 800 Nicollett Avenue Owner, LLC
c/o Piedmont Office Realty Trust, Inc.
11695 Johns Creek Parkway, Suite 350
Johns Creek, GA 30097
Attn: Mr. Carroll A. “Bo” Reddic IV, Executive Vice
President, Real Estate Operations

If to Lender:

[Master Servicer]

[Master Servicer’s Address]

9.        The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Landlord.

10.        If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

11.        Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

This Agreement shall be construed in accordance with the laws of the state of in which the Property is located.

The person executing this Agreement on behalf of Tenant is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.

[Signature Page Follows]

4

Witness the execution hereof as of the date first above written.

LENDER:

., as trustee for the registered
holders of ,
Commercial Mortgage Pass Through
Certificates, Series

By: ING Clarion Capital Loan Services,
LLC, as Special Servicer

By:
Name:
Title:

STATE OF	)
) SS.
COUNTY OF	)

On                             , 200  , personally appeared before me the above named                                                      , a                      of ING Clarion Capital Loan Services, LLC, in such limited liability company’s capacity as Special Servicer for                          as Trustee for                              and acknowledged the foregoing to be the free act and deed of said limited liability company as Special Servicer on behalf of and as the free act and deed of                          as Trustee for                                         .

Notary Public
My commission expires:

[Signatures continue on next page]

[Signatures continued from previous page]

TENANT:	PIPER JAFFRAY & CO.

By:
Name:
Title:

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this          day of                     , 2012, by                             , the                                  of Piper Jaffray & Co., a Delaware corporation, on behalf of said corporation.

Notary Public

[Signatures continue on next page]

[Signatures continued from previous page]

LANDLORD	WELLS REIT – 800 NICOLLETT
AVENUE OWNER, LLC

By:
Name:
Title:

STATE OF	)
) SS.
COUNTY OF	)

On                             , 200  , personally appeared before me the above named                                                      , a                      of ING Clarion Capital Loan Services, LLC, in such limited liability company’s capacity as Special Servicer for                          as Trustee for                              and acknowledged the foregoing to be the free act and deed of said limited liability company as Special Servicer on behalf of and as the free act and deed of                          as Trustee for                                         .

Notary Public
My commission expires:

Exhibit A

The Property

Exhibit G – Page 1

EXHIBIT G

HVAC STANDARDS

Based on Tenant’s floor load and electrical capacities existing on the Effective Date (and after the Initial Alterations), Landlord will supply HVAC during Normal Business Hours to maintain conditions inside the Premises at the stated outside design conditions:

a)	Summer - Outdoor conditions 92° Fahrenheit dry bulb, 75° Fahrenheit wet bulb (2-1/2% coincidence); indoor conditions 75° Fahrenheit dry bulb, 50% relative humidity maximum.

b)	Winter - Outdoor conditions minus 20° Fahrenheit dry bulb; 72° Fahrenheit dry bulb inside, minimum relative humidity 25%. Landlord shall take appropriate corrective action should minimum relative humidity drop below 25%

c)	Landlord shall operate the HVAC system to achieve a space temperature of 72° Fahrenheit dry bulb inside whenever possible.

d)	Outside ventilation air shall be provided, and all HVAC services shall be provided, monitored, adjusted and balanced, in accordance with the higher standard of (i) ASHRE Standard 62-89R (Ventilation for Acceptable Indoor Air Quality), or (ii) such successor standard as is in effect on the date hereof. Minimum outside air shall be actively controlled in accordance with the actual building population.

Exhibit G – Page 1

EXHIBIT F

JANITORIAL SPECIFICATIONS

ENTRANCES

Dust all horizontal surfaces	Daily
Dust all furniture, fixtures, equipment and accessories	Daily
Vacuum walk-off mats, extract as needed	Daily
Dust mop all hard surface floors with treated dust mop	Daily
Spot mop entire area	Daily
Clean and polish bright metal work	Daily
Clean both sides of glass doors, including revolving doors	Daily
Clean both sides of lobby lowest pane exterior front glass	Daily
Detail clean threshold plates removing all visible soil	Daily

LOBBY AND SKYWAY LEVEL
Empty all waste receptacles	Daily
Dust all horizontal surfaces	Daily
Vacuum walk-off mats, extract as needed	Daily
Dust/damp mop all hard surface floors as required	Daily
Machine scrub floors including skyway to Macy’s	Daily
Clean retail corridor including restroom	Daily
Wipe clean glass wall over looking lobby and sliding doors to skyways removing all smudges.	Daily
Dust all low reach areas	Weekly
Dust hanging artwork	Weekly
Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains	Weekly
Maintain lobby floor as recommended by manufacturer

OFFICE AREA
Empty all waste receptacles, clean and reline as needed*	Daily
Remove recycling material as needed	Daily
Wash and sanitize all drinking fountains	Daily
Vacuum walk-off mats, main reception areas and all main traffic areas as needed	Daily
Spot vacuum all carpeted areas as needed	Daily
Spot mop spillage in uncarpeted areas	Daily
Dust mop all hard surface floors	Daily
Spot mop spillage in uncarpeted areas	Daily
Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains in main traffic areas	Daily
Spot clean all horizontal and vertical surfaces removing fingerprints, smudges and stains all other areas	Weekly
Dust all horizontal surfaces	Weekly

Exhibit G – Page 1

Dust all low reach areas	Weekly
Fully vacuum all carpets	Weekly
Damp wipe and polish all glass furniture tops	Weekly
Remove scuff marks on floors and floor base	Weekly
Dust and wipe clean with damp or treated cloth all office furniture, files cabinets and cubicle partition tops	Bi-Monthly
Dust and wipe clean chair bases and arms, telephones, cubicle shelves, window sills re-lite ledges and all other horizontal surfaces to maintain a clean appearance (DO NOT MOVE PAPERS)	Monthly
Edge vacuum all carpeted area	Monthly or as needed
Dust and clean all air vents	Monthly or as needed
Dust all blinds	Bi-Annually
Strip ash all interior glass excluding windows	Bi-Annually
Strip hard surface floor and re-coat	Annually

* Note that Tenant currently receives every-other day trash/recycling desk- side pick up throughout all workstations in the Premises.

RESTROOMS
Refill all dispensers, empty trash, clean and sanitize all restroom fixtures, wipe all counters, clean mirrors, wipe chrome, spot wipe partitions, sweep and damp mop floors using a germicidal cleaner including around toilet bowls and under urinals	Daily
Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains	Daily
Wash both sides of all toilet seats with soap and / or disinfectant	Daily
Clean flush-o-meters. Piping, toilet seat hinges and other metal	Daily
Damp wipe all partitions, walls, doors and dispensers as needed	Daily
Flush water through P-trap to ensure elimination of odor	Weekly
Machine scrub all restroom floors using germicidal detergent	Monthly
Strip wash all partitions and ceramic tile walls	Monthly
Dust and clean all return air vents	Monthly

ELEVATOR CARS
Clean and polish elevator bright work	Daily
Detail clean threshold plates, tracks and door edges removing all visible soil	Daily
Completely clean and vacuum carpeted elevator (Included edges)	Daily
Dust ceiling light lenses	Daily
Spot clean carpet as needed	Daily
Hot water extract carpeting	Monthly

ESCALATORS
Thoroughly dust and damp wipe or polish sides of escalator	Daily
Clean escalator landings and stairway	Daily
Clean handrails	Daily
Spot clean escalator glass	Daily
Use escalator cleaner (building owned) to clean escalator tracks	Weekly

Completely clean escalator glass	Weekly

BREAK/LUNCH ROOMS / COFFEE STATIONS / CONFERENCE ROOMS Empty all waste receptacles and remove trash to designated area	Daily
Clean and wipe sinks and counters	Daily
Vacuum carpeted floors, spot clean and edge	Daily
Dust mop all hard surface floors with treated dust mop	Daily
Damp mop entire area	Daily
Clean conference room tables of all remaining food items	Daily
Damp wipe all conference room tables.	Daily
Arrange all conference and break room chairs as needed.	Daily
Dust high and low areas (pictures, clocks, partition tops, etc.)	Weekly
Damp wipe all chairs	Weekly
Machine scrub hard surface floors	Monthly
Hard Surface floors waxed and buffed	Monthly
Dust all blinds	Bi-annually

FREIGHT ELEVATOR
Damp mop elevator and all freight port	Daily
Spot clean all horizontal and vertical surfaces, removing fingerprints, smudges and stains	Daily
Wipe all elevator cab walls to remove dust, visible soil and stains	Daily
Spot clean all metal elevator doors and threshold plates	Weekly
Machine scrub freight elevator lobby floors	Monthly
Strip and refinish elevator lobby floors	Annually

STAIRWELLS
Pick up all obvious litter	Daily
Dust mop stairs, dust railings, ledges and spot clean	Weekly
Damp mop stairs, dust railings, ledges and spot clean	Monthly
Dust all pipes, lights, and signage	Quarterly